Exhibit 10.3

EXECUTION VERSION

MERCK TO ORGANON TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of June 2, 2021 (the “Effective Date”) is entered into by and between Organon LLC, a Delaware limited liability company (“Organon”), and MSD International GmbH, a limited liability company organized under the laws of Switzerland (“Merck” and together with Organon, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Merck & Co., Inc. (“Merck Parent”), an Affiliate of Merck, has announced that it will be entering into a separation transaction (the “Separation”, and the separation and distribution agreement pursuant to which the Separation will be effected, the “Separation and Distribution Agreement”, and the date of consummation of the Separation, the “Separation Date”) pursuant to which, among other things, Merck Parent will transfer to Organon & Co., a Delaware corporation, an Affiliate of Organon (“Organon Parent”), the business of developing, manufacturing, commercializing, distributing and selling Organon Products and ancillary and related operations with respect to the Organon Business; and

WHEREAS, in connection with the Separation, (i) Merck and Organon desire to enter into this Agreement pursuant to which Merck will provide certain transitional services to Organon on the terms, and subject to the conditions, set forth herein, and (ii) Merck and Organon will enter into a separate agreement pursuant to which Organon will provide certain transitional services to Merck on the terms, and subject to the conditions, set forth therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Definitions. For the purpose of this Agreement, the following capitalized terms have the meaning set forth in this Section 1. Capitalized terms used but not defined herein shall have the meaning given to them in the applicable Transaction Document.

1.1 “Additional Services” has the meaning set forth in Section 2.2.1(i).

1.2 “Ad Hoc Services” has the meaning set forth in Section 2.2.2(i).

1.3 “Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party, for so long as such Person controls, is controlled by or is under common control with a Party, and regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (i) direct or indirect ownership of more than fifty percent (50%) of the voting securities or other voting interest of any Person (including attribution from related parties), or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise. Notwithstanding the foregoing, the Parties agree that from and after the

Separation Date, neither Organon Parent nor any Organon Subsidiary shall be deemed to be an Affiliate of Merck Parent or any Merck Subsidiary and neither Merck Parent nor any Merck Subsidiary shall be deemed to be an Affiliate of Organon Parent or any Organon Subsidiary.

1.4 “Agreement” has the meaning set forth in the Preamble.

1.5 “Applicable Law” means applicable laws, rules, regulations, guidelines or other requirements of a Governmental Authority that may be in effect from time to time.

1.6 “Calendar Month” means a period commencing at the beginning of a day of one of the twelve (12) months of the year and ending immediately before the beginning of the corresponding day of the next month, provided, however, that (i) the first Calendar Month of this Agreement shall commence on the Effective Date and end on the last day of the Calendar Month in which the Effective Date occurs and (ii) the last Calendar Month of this Agreement shall commence on the commencement of such Calendar Month and end on the date of expiration or termination of this Agreement.

1.7 “Calendar Quarter” means each period of three (3) consecutive calendar months ending March 31, June 30, September 30, and December 31; provided, however, that (i) the first Calendar Quarter of this Agreement shall commence on the Effective Date and end on the last day of the Calendar Quarter in which the Effective Date occurs and (ii) the last Calendar Quarter of this Agreement shall commence on the commencement of such Calendar Quarter and end on the date of expiration or termination of this Agreement.

1.8 “Calendar Year” means each period during the Term commencing on January 1 and ending on December 31 of such calendar year; provided, however, that (i) the first Calendar Year of this Agreement shall commence on the Effective Date and end on December 31 of the same calendar year and (ii) the last Calendar Year of this Agreement shall commence on January 1 of the calendar year in which this Agreement terminates or expires and end on the date of expiration or termination of this Agreement.

1.9 “Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party with respect to any objective, the reasonable, diligent, good faith efforts to accomplish such objective as a reasonable global pharmaceutical company would normally use to accomplish a similar objective under similar circumstances, it being understood that, unless otherwise set forth in the Transition Services Schedule or elsewhere in this Agreement, as related to the performance of Services, as applicable, Merck’s level of efforts shall be measured against and be no greater than and shall be in accordance with the efforts expended by Merck to accomplish such particular Service as Merck used during the twelve (12) month period prior to the commencement of such Service.

1.10 “Confidential Information” means all confidential information and data relating to a Party (including information regarding such Party’s and its Affiliates’ business, employees, development plans, programs, documentation, techniques, trade secrets, systems, and know-how) disclosed or provided by or on behalf of such Party to the other Party pursuant to, or in connection with, this Agreement. “Confidential Information” does not include any information or data: (i) rightfully previously known by a Party hereto, or acquired from a Third Party without a continuing restriction on use (for clarity, excluding any such information or data possessed by Merck (or its Affiliate) prior to the Separation and assigned to Organon as part of the Separation, which shall be considered Confidential Information of Organon for purposes of this clause (i), as applicable); (ii) which is or becomes publicly known without breach of this Agreement; or (iii) which is independently developed without violating any obligations under this Agreement and without reference to the Confidential Information of the other Party. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

1.11 “Covered Personal Data” has the meaning set forth in Section 7.5.1.

1.12 “Cutover Plan” has the meaning set forth in the applicable Interim Operating Agreement or Deferred Market Agreement.

1.13 “Data Protection Law” has the meaning set forth in Section 7.5.1.

1.14 “Data Subject” has the meaning set forth in Section 7.5.1.

1.15 “Deferred Market” has the meaning set forth in the Separation and Distribution Agreement.

1.16 “Deferred Market Agreement” has the meaning set forth in the Separation and Distribution Agreement.

1.17 “De Minimis Services” has the meaning set forth in Section 2.2.4.

1.18 “Dependent Service Element” has the meaning set forth in Section 2.8.2(i).

1.19 “Discards” means, with respect to any Organon Product (including any Samples (as defined in the Regulatory Agreement)), any and all discards (including write-offs) of such Organon Product that may arise as a result of, or otherwise in connection with the performance of activities by any Party under this Agreement or the Regulatory Agreement including any discards that arise as a result of expiration or otherwise. For the avoidance of doubt, “Discards” shall not include any discards to the extent expressly provided for pursuant to any supply, manufacturing or similar agreement between the Parties and/or their respective Affiliates.

1.20 “Dollars or $” means the lawful currency of the United States.

1.21 “Effective Date” has the meaning set forth in the Preamble.

1.22 “Exit Date” has the meaning set forth in the applicable Interim Operating Agreement or Deferred Market Agreement.

1.23 “Expense” has the meaning set forth in Section 3.2.1.

1.24 “Expense Activity” means any activity, support or work provided by Merck pursuant to Section 3.2.

1.25 “Force Majeure Event” has the meaning set forth in Section 12.2.

1.26 “Governmental Authority” means any United States (federal, state or local), or any other foreign, government or political subdivision thereof, or any multinational governmental organization or authority, or any authority, agency or commission, in each case, entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.27 “Grace Period” means, with respect to each Organon Product, the six (6) month period following the Marketing Authorization Transfer Date (as defined in the Regulatory Agreement).

1.28 “Industry Code” means those codes adopted by industry associations which govern Merck’s business as of the Effective Date, including PhRMA, IFPMA, and corresponding national codes of other countries.

1.29 “Information” means information in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, subledgers, instruments, surveys, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names, and other technical, financial, employee or business information or data, including cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, and quality records and reports; provided that “Information” does not include Merck Intellectual Property.

1.30 “In-Licensed IP” has the meaning set forth in Section 2.9.3.

1.31 “Interim Services Agreement” means an agreement entered into between an Affiliate of Merck and an Affiliate of Organon with respect to the provision of Services and payment of Expenses in a specific country.

1.32 “International Transfer” has the meaning set forth in Section 7.5.5.

1.33 “IOM Market” means an Interim Operating Model Market as defined in the Separation and Distribution Agreement.

1.34 “IP License Agreement” means any agreement entered into between Merck or an Affiliate of Merck, on the one hand, and Organon or an Affiliate of Organon, on the other hand, with respect to the license of any intellectual property in connection with the Separation.

1.35 “IT Applications” has the meaning set forth in Section 2.2.3(iv).

1.36 “Local Services Agreement” has the meaning set forth in Section 12.9.4.

1.37 “Longstop Date” means the date that is twelve (12) months after the Effective Date, except for Russia for which it shall mean the date that is twelve (12) months after the Russia Exit Date (as defined in the Deferred Market Agreement).

1.38 “Merck” has the meaning set forth in the Preamble.

1.39 “Merck Branded Organon Product” means Organon Product labeled with branding of Merck Parent or an Affiliate of Merck.

1.40 “Merck Indemnitees” has the meaning set forth in Section 9.1.

1.41 “Merck Intellectual Property” means proprietary information, patents, know-how, data and other intellectual property, in any form, owned or otherwise controlled by Merck (or its Affiliate) and that either: (i) was used as of the Effective Date to provide any Service to Organon under this Agreement; or (ii) Merck or its Affiliate has determined to be reasonably necessary for Organon to receive any Service or Expense Activity hereunder.

1.42 “Merck Parent” has the meaning set forth in the Recitals.

1.43 “Merck Subsidiary” means any subsidiary of Merck Parent post-Separation (including Merck).

1.44 “Merck Transition Manager” means the “General Manager” designated by Merck to have general management responsibility for the provision of Services. The initial Transition Manager shall be designated on or prior to the Effective Date.

1.45 “Organon” has the meaning set forth in the Preamble.

1.46 “Organon Branded Product” means Organon Product labeled with branding of Organon Parent or an Affiliate of Organon.

1.47 “Organon Business” has the meaning set forth in the Separation and Distribution Agreement.

1.48 “Organon Improvements” has the meaning set forth in Section 2.9.2.

1.49 “Organon Parent” has the meaning set forth in the Recitals.

1.50 “Organon Products” has the meaning set forth in the Separation and Distribution Agreement.

1.51 “Organon Subsidiary” means any subsidiary of Organon Parent post-Separation (including Organon).

1.52 “Organon Transition Manager” means the “General Manager” designated by Organon to have general management responsibility for the receipt of Services. The initial Transition Manager shall be designated on or prior to the Effective Date.

1.53 “Party” or “Parties” has the meaning set forth in the Preamble.

1.54 “Payment Claims” means any rebates, prompt payment discounts, chargebacks, shortage claims, retrospective pricing adjustments, reimbursements and similar items related to the prior sale of an Organon Product; provided that “Payment Claims” do not include payments in respect of returned products.

1.55 “Person” means any individual, corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity or Governmental Authority, including any successor or permitted assignee, by merger or otherwise, of any of the foregoing.

1.56 “Personal Data” has the meaning set forth in Section 7.5.1.

1.57 “Personal Data Breach” has the meaning set forth in Section 7.5.1.

1.58 “Processing” has the meaning set forth in Section 7.5.1.

1.59 “Records” means Merck’s (or its Affiliate’s or Subcontractor’s, as applicable) records related to the provision of Services to be provided under this Agreement; provided, however, that with respect to records of existing Subcontractors as of the Effective Date, the term “Records” shall only include the records of a given existing Subcontractor to the extent that the agreement between Merck (or its Affiliate, as applicable) and such Subcontractor requires such Subcontractor to maintain such records and provide access to such records as set forth in this Agreement (provided, however, that this shall not relieve Merck or its Subcontractor, as applicable, of its obligations to comply with all Applicable Laws).

1.60 “Regulatory Agreement” means the Regulatory Agreement for Organon Products entered into between Merck Parent (or one of its Affiliates) and Organon Parent (or one of its Affiliates).

1.61 “Security Regulations” has the meaning set forth in Section 6.5.1.

1.62 “Separation” has the meaning set forth in the Recitals.

1.63 “Separation and Distribution Agreement” has the meaning set forth in the Recitals.

1.64 “Separation Date” has the meaning set forth in the Recitals.

1.65 “Service Fee” means with respect to each Service set forth in the Transition Services Schedule, the agreed monthly service fee set forth opposite such Service in the Transition Services Schedule (as it may be amended, restated, modified or supplemented from time to time in accordance with the terms of this Agreement, and if so amended, restated modified or supplemented, as may be calculated and adjusted in accordance with the principles set forth on Schedule 2 ).

1.66 “Service Fees Schedule” has the meaning set forth in Section 3.1.

1.67 “Service Termination Date” has the meaning set forth in Section 4.2.1.

1.68 “Service Termination Notice” has the meaning set forth in Section 4.3.3.

1.69 “Services” has the meaning set forth in Section 2.1.

1.70 “STAIRS Plan” means the plan, as mutually agreed by Organon and Merck (or their respective Affiliates, as applicable), that details the transfer of Marketing Authorizations, the name change of the holder of the Marketing Authorizations, site name changes, legal entity name and address changes, and artwork changes in connection with the Separation (as such plan may be amended, restated, modified or supplemented from time to time in accordance with the Regulatory Agreement).

1.71 “Subcontractor” means any Person (other than a Party or an Affiliate of a Party) engaged by a Party (or its Affiliate) to perform any Service obligation or Expense Activity of such Party hereunder.

1.72 “Systems” has the meaning set forth in Section 6.5.1.

1.73 “Tangible Information” means Information that is contained in written, electronic or other tangible forms.

1.74 “Term” has the meaning set forth in Section 4.1.

1.75 “Third Party” means any Person other than Organon or Merck or any of their respective Affiliates.

1.76 “Third Party Agreement” means any agreement with a Third Party for the provision of goods, a service, lease or license relating to, or necessary for, the provision of the Services or Expense Activities whether entered into before or after the date of this Agreement.

1.77 “Third Party Claim” means any and all suits, claims, actions, proceedings or demands brought by a Third Party against Merck (or the Merck Indemnitees).

1.78 “Third Party Consent” means any permission, consent, agreement or authorization required from a Third Party, whether under a Third Party Agreement or otherwise, for the provision of the Services or Expense Activities by Merck, or the receipt of such Services or Expense Activities by Organon.

1.79 “Third Party Costs” means any payment or reimbursement made to a Subcontractor or other Third Party for services and/or goods provided in connection with the activities contemplated under this Agreement.

1.80 “Third Party Damages” means all losses, costs, claims, damages, judgments, liabilities and expenses payable to a Third Party by Merck (or the Merck Indemnitees) under a Third Party Claim (including reasonable attorneys’ fees and other reasonable out-of-pocket costs of litigation in connection therewith).

1.81 “Third Party Supplier” means any Third Party providing goods, a service, lease or license under a Third Party Agreement, including any Subcontractor.

1.82 “Third Party In-License” has the meaning set forth in Section 2.9.3.

1.83 “Transaction Documents” means the Separation and Distribution Agreement and any other agreements entered into between Merck Parent (or any of its Affiliates) and Organon (or any of its Affiliates) in connection with the Separation.

1.84 “Transition Managers” means the Organon Transition Manager and the Merck Transition Manager.

1.85 “Transition Services Schedule” has the meaning set forth in Section 2.1.

1.86 “TSA Exit” means the transition or migration from the provision of a particular Service by Merck to Organon under this Agreement to performance of such Service by Organon or a Third Party designated by Organon or the end of a Service for which no such transition or migration is required.

1.87 “VAT” has the meaning set forth in Section 3.6.1.

2. Services.

2.1 Provision of Services. Subject to Section 2.2, commencing on the Effective Date, Merck agrees to use Commercially Reasonable Efforts to provide (itself or through one or more of its Affiliates or Subcontractors) to Organon or its applicable Affiliates the services described in Schedule 1 (as such schedule may be amended, restated, modified or supplemented from time to time in accordance with the terms of this Agreement, the “Transition Services Schedule”) for the respective periods and upon the terms and subject to the conditions set forth in this Agreement and the applicable section of the Transition Services Schedule (the “Services”).

2.2 Additional Services.

2.2.1 Additional Services.

(i) Merck shall consider in good faith any reasonable written request by Organon or any of its Affiliates for new services that are not reflected in the Transition Services Schedule at the time of such request (the “Additional Services”). If Organon desires to request an Additional Service to be provided hereunder by Merck, the Organon Transition Manager shall, no later than sixty (60) days prior to the requested commencement date of such Additional Service, provide a written request thereof to the Merck Transition Manager describing such Additional Service and the anticipated commencement date thereof. For example, if an Additional Service is being requested to begin on June 1, 2022, then Organon must request the Additional Service no later than April 2, 2022 (sixty (60) days prior to June 1, 2022). If an Additional Service is requested that needs to commence within less than sixty (60) days from Organon’s request for such Additional Service, including to comply with a request from a Governmental Authority or any Applicable Law, the Parties will use Commercially Reasonable Efforts to assess and make final determination pursuant to this Section 2.2.1, in an expedited manner to satisfy the request of the Governmental Authority or to comply with Applicable Law, on whether such Additional Service will be provided and the terms and conditions and Service Fee for such Additional Service added, notwithstanding the sixty (60) day and thirty (30) day references in Sections 2.2.1(i) and 2.2.1(ii), respectively.

(ii) Within thirty (30) days following the receipt of such request for Additional Services, the Merck Transition Manager shall provide the Organon Transition Manager with a written response to such request setting forth the applicable Service Fee for such Additional Services (which Service Fee shall be calculated in accordance with the principles set forth on Schedule 2) and an assessment as to whether the requested commencement or completion dates can be achieved. Following receipt by the Organon Transition Manager of the Merck Transition Manager’s response to the request for Additional Services, the terms and conditions, including the applicable commencement date, the Service Termination Date, and the Service Fee (which shall be calculated in accordance with the principles set forth on Schedule 2) on which such Additional Services, if any, shall be provided by Merck, shall be as mutually agreed upon in writing by the Transition Managers in accordance with Section 5.

(iii) Upon agreement of the Transition Managers in accordance with this Section 2.2.1 and Section 5, the Transition Services Schedule and the Service Fees Schedule shall be amended or updated by the Transition Managers to add any such Additional Services and to reflect the Service Fee applicable to such Additional Services. Any agreed Additional Services so provided by Merck shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth in the Transition Services Schedule as of the date hereof. It is understood that Merck may in its sole and absolute discretion decline to provide any such Additional Service and Organon acknowledges that Merck shall be under no obligation to provide, and may not have the resources, capabilities or capacity to provide, any Additional Service, and may determine not to do so for any reason or no reason; provided that if such Additional Service is required to comply with a request from a Governmental Authority or any Applicable Law, and such Additional Service cannot be performed by Organon itself or cannot be provided by a Third Party, including outside advisors, Merck shall use Commercially Reasonable Efforts to provide such Additional Service.

(iv) If, after the Effective Date Merck discovers that it, or its Affiliates, is performing any service for Organon that is not a Service in the Transition Services Schedule and is not a De Minimis Service as determined by Merck, and is not otherwise agreed to pursuant to Section 3.2, Merck shall inform Organon in writing and Organon may request Merck to add this service as an Additional Service pursuant to this Section 2.2.1. For clarity, if such service is not requested by Organon to be an Additional Service or the terms and conditions and applicable Service Fee are not mutually agreed to, Merck may stop performing such service.

2.2.2 Ad Hoc Services.

(i) The Transition Services Schedule contains a description of certain services that do not have an applicable Service Fee (“Ad Hoc Services”). Such Ad Hoc Services shall be provided by Merck upon the mutual agreement of the Parties pursuant to the provisions of this Section 2.2.2 and in accordance with Section 5. If Organon desires that Merck provide an Ad Hoc Service hereunder, the Organon Transition Manager shall, no later than sixty (60) days prior to the anticipated commencement date of such Ad Hoc Service, provide a written request thereof to the Merck Transition Manager. For example, if an Ad Hoc Service is being requested to begin on June 1, 2022, then Organon must request such Ad Hoc Service no later than April 2, 2022 (sixty (60) days prior to June 1, 2022). If an Ad Hoc Service is requested that needs to commence within less than sixty (60) days from Organon’s request for such Ad Hoc Service, including to comply with a request from a Governmental Authority or any Applicable Law or for those certain Ad Hoc Services identified for expedited review in the Transition Services Schedule, the Parties will use Commercially Reasonable Efforts to assess and make final determination pursuant to this Section 2.2.2, in an expedited manner to satisfy the request of the Governmental Authority or to comply with Applicable Law or to support the business need for those certain Ad Hoc Service identified for expedited review in the Transition Services Schedule, on whether such Ad Hoc Service will be provided and the terms and conditions and Service Fee for such Ad Hoc Service to be implemented, notwithstanding the sixty (60) day and thirty (30) day references in Sections 2.2.2(i) and 2.2.2(ii), respectively.

(ii) Within thirty (30) days following the receipt of such request for Ad Hoc Services, the Merck Transition Manager shall provide the Organon Transition Manager with a written response to such request setting forth the applicable Service Fee for such Ad Hoc Services (which Service Fee shall be calculated in accordance with the principles set forth on Schedule 2), and an assessment of whether the requested commencement or completion dates can be achieved. Following receipt by the Organon Transition Manager of the Merck Transition Manager’s response to the request for Ad Hoc Services, the additional terms and conditions, including the applicable commencement date, Service Termination Date, and the Service Fee (which shall be calculated in accordance with the principles set forth on Schedule 2) on which such Ad Hoc Services, if any, shall be provided, shall be as mutually agreed upon in writing by the Transition Managers in accordance with Section 5; provided that if the Transition Managers do not mutually agree upon such additional terms and conditions, such Ad Hoc Services shall not be provided hereunder; provided further that any such agreed Ad Hoc Services shall only be provided by Merck until no later than the applicable Service Termination Date set forth in the Transition Services Schedule as of the Effective Date and if a longer period is requested by Organon, such Ad Hoc Services shall be treated as Additional Services in accordance with Section 2.2.1.

(iii) Upon agreement of the Transition Managers in accordance with this Section 2.2.2 and Section 5, the Transition Services Schedule and the Service Fees Schedule shall be updated to reflect the Service Fee and any additional agreed upon terms and conditions applicable to such Ad Hoc Services. Any agreed Ad Hoc Services so provided by Merck shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth in the Transition Services Schedule as of the date hereof. For the avoidance of doubt, there may be more than one request for the same Ad Hoc Service that is listed in the Transition Services Schedule, and each such request will be managed pursuant to this Section 2.2.2 and the same line item in the Transition Services Schedule.

2.2.3 Change in Scope of Service and Increase in Service Fee.

(i) The Parties agree and acknowledge that Merck may make changes from time to time in the manner of performing the applicable Services if Merck is making similar changes in performing similar services for itself, its Affiliates or other Third Parties, if any; provided that if any such changes adversely affect the benefits to Organon of Merck’s provision or quality of such Service in any material respect or increase the Service Fee for such Service,

Merck shall provide a written description thereof to Organon and the Transition Managers shall mutually agree (unless such change is required by Applicable Law or a Governmental Authority, in which case such mutual agreement shall not be required) in writing in accordance with Section 5 to amend the Transition Services Schedule and the Service Fees Schedule to reflect such change and any corresponding increase, if applicable, in the applicable Service Fee (which increase in the Service Fee shall be calculated in accordance with the principles set forth on Schedule 2).

(ii) Organon may request changes to the scope of Services being provided by Merck pursuant to the Transition Services Schedule. For example, an increase in the volume of activity related to a specific Service due to an acquisition of a company by Organon, would be a change in the scope of such Service. If Organon desires to request a change in the nature or manner of performing a particular Service or the level at which such Service is to be provided hereunder by Merck, the Organon Transition Manager shall, no later than sixty (60) days prior to the anticipated commencement date of such change in the scope of such Service, provide a written request thereof to the Merck Transition Manager describing such change. For example, if a change in scope of a Service is being requested to begin on June 1, 2022, then Organon must request the change in scope of such Service no later than April 2, 2022 (sixty (60) days prior to June 1, 2022). If a change in scope of a Service is requested that needs to commence within less than sixty (60) days from Organon’s request for such change in scope of a Service, including to comply with a request from a Governmental Authority or any Applicable Law, the Parties will use Commercially Reasonable Efforts to assess and make final determination pursuant to this Section 2.2.3, in an expedited manner to satisfy the request of the Governmental Authority or to comply with Applicable Law, on whether such change in scope of a Service will be provided and the terms and conditions and revised Service Fee, for any increase in scope, for such Service, notwithstanding the sixty (60) day and thirty (30) day references in Sections 2.2.3(ii) and 2.2.3(iii), respectively.

(iii) Within thirty (30) days following the receipt of such request from the Organon Transition Manager, the Merck Transition Manager shall provide the Organon Transition Manager with a written response to such request setting forth any applicable increase in the Service Fee (which increase in the Service Fee shall be calculated in accordance with the principles set forth on Schedule 2) and an assessment of whether the requested commencement date for such change in scope can be achieved. Following receipt by the Organon Transition Manager of the Merck Transition Manager’s response to the request for a change in the scope of a particular Service, the new terms and conditions, including the commencement date for such change in scope and any applicable increase in the Service Fee (which increase in the Service Fee shall be calculated in accordance with the principles set forth on Schedule 2) on which such Service shall be provided shall be as mutually agreed upon in writing by the Transition Managers in accordance with Section 5; provided that if the Transition Managers do not mutually agree upon such new terms and conditions, the scope of such Service and the Service Fee shall not be amended hereunder.

(iv) Upon agreement of the Transition Managers in accordance with this Section 2.2.3 and Section 5, the Transition Services Schedule and the Service Fees Schedule shall be amended or updated by the Transition Managers to reflect any changes to the scope of any such Services and any increase in the Service Fee applicable to such Services (which increase in the Service Fee shall be calculated in accordance with the principles set forth on

Schedule 2). Any reduction to the scope of a Service shall not reduce or otherwise change the applicable Service Fee and the Service Fee in effect prior to any such reduction shall remain in effect through the applicable Service Termination Date (unless otherwise subsequently modified in accordance with this Agreement) and Organon shall continue to be liable for paying the Service Fee related to any such reduced Service until the applicable Service Termination Date (unless otherwise subsequently modified in accordance with this Agreement); provided, however, that Organon shall be permitted, (a) once by no later than September 30, 2021, and (b) once by no later than March 31, 2022, to identify individual information technology applications (“IT Applications”) that it requests to move into an earlier or later completion “Wave” (as set forth in the Service Name on Schedule 1), which may include the creation of an Additional Service for a particular function’s IT Applications. In the event that the Transition Managers mutually agree to any such requested IT Application moves, the applicable Service Fee to be charged for each future Wave will be modified accordingly, whether increased or decreased, in an amount as determined solely by Merck, to reflect the Services provided after January 1, 2022, and July 1, 2022, respectively.

2.2.4 De Minimis Services. Without limiting any other provisions of this Section 2.2, Merck may, in its sole discretion, perform certain additional de minimis services that are incidental and not material in nature (and Merck shall consider any reasonable request by Organon or any of its Affiliates for such de minimis services) (the “De Minimis Services”); provided, however, that whether Merck will provide such De Minimis Services shall be in Merck’s sole discretion. The De Minimis Services, if any, shall constitute Services under this Agreement and shall be subject in all respects to the provisions of this Agreement; provided, however, that (i) the De Minimis Services will not be reflected in the Transition Services Schedule and (ii) the De Minimis Services shall be provided at Merck’s sole cost and expense (i.e. there shall be no Service Fee with respect to any De Minimis Services). For the avoidance of doubt, any support provided by Merck to Organon pursuant to Section 3.2 shall not be considered De Minimis Services.

2.3 Information.

2.3.1 All Tangible Information supplied to Organon by Merck pursuant to this Agreement shall be provided in Merck’s standard format as in existence on the Effective Date. All Information will be supplied in its existing language without any translation required by Merck. Merck reserves the right to redact such Information where required. Merck reserves the right to change the format of the Information supplied to Organon to accommodate any upgrades or improvements in Merck’s existing systems, software or hardware or for other reasonable business reasons. Organon can request that Information be supplied in a format that is different from Merck’s standard format in existence on the Effective Date or the format as subsequently changed by Merck pursuant to the preceding sentence by providing a written request thereof to Merck, which written request shall contain Organon’s rationale for the requested change in format to a non-standard format. If Merck, in its sole discretion and upon the request of Organon, accommodates such request to provide Information in a non-standard format requested by Organon, the Expenses of any such provision of Information, calculated in accordance with the principles set forth on Schedule 2, shall be the responsibility of Organon and Merck shall be reimbursed for any such Expenses incurred in connection with accommodating Organon’s request. Merck shall not be required to make any upgrade or improvements to its existing systems, software or hardware on behalf of Organon in order to provide any Services, Expense Activities or Information in any different format.

2.3.2 In connection with a TSA Exit, in accordance with the TSA Exit plan, Merck will use Commercially Reasonable Efforts and will cause its Affiliates to use Commercially Reasonable Efforts to support any transfer of Records concerning the Organon Products and related to such Service to Organon in accordance with the applicable TSA Exit plan. If requested by Organon in connection with the prior sentence during the Term, Merck will deliver and will cause its Affiliates to deliver to Organon, within such time periods as the Parties may reasonably agree, all Records received or computed for the benefit of Organon related to such Service prior to the applicable Service Termination Date, the scope of such Records as mutually agreed, in electronic and/or hard copy form; provided, however, that (i) Merck will not have any obligation to provide or cause to provide Records in any format other than the current format Merck maintains, and (ii) the Expenses of any such provisions of Records, calculated in accordance with the principles set forth on Schedule 2, shall be the responsibility of Organon and Merck shall be reimbursed for such Expenses incurred in connection with accommodating Organon’s request.

2.3.3 Upon the request of Organon, Merck shall provide any Tangible Information specifically related to the Organon Products or the Organon Business; provided that, to the extent such Tangible Information is not being provided under a Service in the Transition Services Schedule, (i) requests for provision of Tangible Information specifically related to the Organon Products or the Organon Business that is contained within unstructured or structured data in Merck Systems will be managed pursuant to Section 3.2.8, and (ii) requests for provision of Tangible Information specifically related to the Organon Products or the Organon Business that is contained within physical records will be managed pursuant to Section 3.2.10.

2.3.4 Any Expenses incurred by Merck pursuant to this Section 2.3 for which Organon is responsible shall be invoiced by Merck to Organon in accordance with Section 3.3. For avoidance of doubt, such Expenses may include the reasonable costs of gathering, redacting where required, copying, transporting and otherwise complying with the request with respect to such Information.

2.3.5 Any requests for Records concerning the Services, or Tangible Information specifically related to the Organon Products or the Organon Business after the Term shall be handled pursuant to, and in accordance with, the applicable provisions of the Separation and Distribution Agreement.

2.4 Limitation on Service Obligations. Without limiting its obligations pursuant to Section 6.1, Merck shall be entitled to determine the manner in which it performs the Services and Expense Activities. Without limiting the generality of the foregoing, Merck will in no case be obligated to (i) hire any additional employees or increase the scope of responsibilities of its existing employees, (ii) maintain the employment of any specific employee, (iii) purchase, lease or license any additional equipment or software, or (iv) expand its facilities, incur capital expenses or develop new business processes. In addition, Merck shall have no obligation to (i) upgrade, enhance or otherwise modify any computer hardware, software or network environment currently used by Organon or otherwise, or to provide any support or maintenance services for any computer hardware, software or network environment that has been upgraded, enhanced or otherwise modified by or on behalf of Organon, or (ii) provide to Organon any legal or tax advice or any assistance in negotiating any contracts or agreements that Organon will enter into.

2.5 Provision of Services. Organon acknowledges that Merck may be performing or providing services similar to the Services or Expense Activities (and/or services that involve the same resources as those used to provide the Services or Expense Activities) to its internal organizations, Affiliates and Third Parties. Merck reserves the right to modify the Services and Expense Activities to the extent the same changes are made to such similar services that it uses or provides to its internal organizations, Affiliates and Third Parties in the ordinary course of business. In no event shall Merck be required to make any customization to the Services or Expense Activity (or Merck’s Systems or processes) that is unique to Organon. Organon acknowledges that Merck is not in the business of providing services to Third Parties and that Merck is entering into this Agreement only in connection with the Separation and Distribution Agreement.

2.6 Necessary Suspension. Merck will use Commercially Reasonable Efforts to provide the applicable Services and Expense Activities during the applicable periods during the Term. In the event, however, that Merck, in the normal course of the operations in accordance with the historical practice of the past twelve (12) months prior to commencement of a Service or Expense Activity, determines to suspend delivery of a Service or Expense Activity hereunder for purposes of computer system backups, inspections, maintenance, software patches, repair, replacement of equipment parts or structures, security, or other similar activities, Merck shall not be obligated to deliver such Services or Expense Activities during such periods; provided that (i) Merck shall use Commercially Reasonable Efforts to inform Organon in writing prior to any scheduled interruption; and (ii) Merck will use Commercially Reasonable Efforts to limit the disruption of Organon’s business caused by such suspension. Without limiting the generality of the foregoing, Merck may, from time to time and in its sole discretion, also perform additional information technology upgrades that may result in Service or Expense Activity outages or undertake other activities that may result in Service or Expense Activity outages (in each case, even if not in the normal course of the operations in accordance with the historical practice of the past twelve (12) months prior to commencement of a Service) and Merck may make such upgrades regardless of whether any such upgrade results in such an outage; provided that such information technology upgrades or other activities, as applicable, do not negatively affect Merck’s provision of the Services or Expense Activities in any material respect.

2.7 Subcontractors. Merck may subcontract or otherwise delegate the performance of all or any of its obligations under this Agreement (including, for the avoidance of doubt, any of the Schedules attached hereto) to any of Merck’s Affiliates or any Subcontractor solely to the extent such subcontract or delegation does not conflict with Applicable Law. If, in accordance with the foregoing, Merck exercises its rights or performs its obligations under this Agreement through an Affiliate or Subcontractor, then Merck shall remain solely responsible for the acts, omissions and performance of such Affiliate or Subcontractor as if such acts, omissions and performance had been provided by Merck itself under this Agreement. In addition, in each case where a Merck Affiliate has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement: (i) Merck shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement; and (ii) any breach of the terms or conditions of this Agreement by such Affiliate shall be deemed a breach by Merck of such terms or conditions. Organon shall be responsible for any additional costs or expenses arising under this Section 2.7 in connection with the addition or use of any such Subcontractor to perform Services or Expense Activities hereunder or the change of any Subcontractor previously performing Services or Expense Activities hereunder and Merck shall have the right to pass-through such additional fees to Organon (and, for the avoidance of doubt, any applicable Service Fee(s) set forth on the Transition Services Schedule and incorporated in the Service Fees Schedule shall be revised to include such fees, and the amount of any applicable Expenses to be reimbursed pursuant to Section 3.2 shall be adjusted); provided, however, (x) to the extent that a Subcontractor is changed solely due to Merck’s preference (and, for clarity, not due to the previous Subcontractor’s inability to adequately provide a Service or Expense Activity) or (y) a new Subcontractor is utilized by Merck to provide a Service or Expense Activity that was previously provided to Organon using Merck’s internal resources, then, in each case, any additional fees shall not be Expenses for which Organon shall be responsible and Merck shall bear any such additional fees (and, for the avoidance of doubt, there shall be no change in the applicable Service Fee(s) set forth on the Transition Services Schedule).

2.8 Third Party Suppliers.

2.8.1 Third Party Consents.

(i) Merck shall use its Commercially Reasonable Efforts to obtain and maintain for the Term any Third Party Consents that are necessary for Merck’s provision to, and Organon’s receipt of, the Services and Expense Activities, except that Merck shall have no obligation to obtain any Third Party Consents in respect of any Covered Personal Data.

(ii) Organon shall provide Merck with such assistance as Merck may reasonably request to obtain Third Party Consents, including assistance with negotiating the terms of Third Party Consents with Third Party Suppliers.

(iii) Any Expenses imposed by a Third Party for the provision of any Third Party Consent that is required in respect of the Services or Expense Activities shall be borne by Organon and Merck shall have the right to pass-through such additional Expenses to Organon or, if applicable, adjust the applicable Service Fee(s) set forth on the Transition Services Schedule and incorporated in the Service Fees Schedule; provided that Merck shall use its Commercially Reasonable Efforts to seek to minimize the Expenses imposed by a Third Party for the provision of such Third Party Consents that are required in respect of the Services or Expense Activity.

2.8.2 Dependence on Third Parties.

(i) Where a Third Party Consent or Third Party Agreement is required in order for Merck to provide, or procure the provision of, any element of a Service or Expense Activity (a “Dependent Service Element”) but:

(a) such Third Party Consent either:

(1) has not been obtained; or

(2) has expired or been terminated or been revoked by the Third Party Supplier; or

(b) the obtaining of that Third Party Consent requires the payment of an Expense to the relevant Third Party Supplier that:

(1) is not expressly itemized in the Service Fee set forth on the Transition Services Schedule or the Service Fees Schedule; and

(2) Organon does not pay (without limiting Organon’s obligations under Section 2.8.1(iii)); or

(c) such Third Party Agreement either has been terminated or not extended or not renegotiated following expiration on substantially similar terms (including pricing terms and any terms related to performance thereunder), then Merck shall not be obliged to provide, or procure the provision of, the Dependent Service Element.

(ii) Notwithstanding anything to the contrary set forth herein, the ability of Merck to provide each Service or Expense Activity hereunder shall be subject to the performance of any applicable Third Party Supplier and the terms, conditions and other provisions of any applicable Third Party Agreement. Merck shall use Commercially Reasonable Efforts to enforce its rights under any applicable Third Party Agreement. Merck shall notify Organon in writing, as soon as reasonably practicable, upon it becoming aware of any threatened or actual failure to obtain revocation, termination or expiry of the relevant Third Party Consent or Third Party Agreement if it will adversely impact the ability of Merck to provide the applicable Service to Organon or Expense Activity. Upon receiving such notification, Organon and Merck shall cooperate in good faith to obtain or renew any such Third Party Consent or Third Party Agreement. Any increased cost associated with such new Third Party Consent or renewal, that is applicable or allocable to a Service or Expense Activity, shall be borne by Organon and Merck shall have the right to pass-through any such increased Expenses to Organon.

(iii) Upon Organon’s request, Merck shall use its Commercially Reasonable Efforts to implement alternative arrangements providing substantially similar services in place of the Dependent Service Element. The cost of putting alternative arrangements in place under this Section 2.8.2(ii) shall be borne by Organon and Merck shall have the right to pass-through such additional Expenses to Organon. The Parties shall use Commercially Reasonable Efforts to seek to minimize the cost of putting alternative arrangements in place under this Section 2.8.2(ii). Notwithstanding the foregoing, Merck shall not be required to put alternative arrangements in place under this Section 2.8.2(ii) if Organon itself is able to perform the service or services comprising the Dependent Service Element or if Organon can procure the Dependent Service Element from a Third Party at a reasonable cost.

2.9 Intellectual Property.

2.9.1 Merck Intellectual Property. As between the Parties, Merck (or its Affiliate) shall own all right, title and interest in and to the Merck Intellectual Property (including any and all information contained therein), and Organon is not acquiring any ownership interest in any Merck Intellectual Property (including any and all information contained therein) under this Agreement.

2.9.2 IP Generated from the Provision of Services. Unless otherwise agreed in writing by the Parties or as otherwise set forth in any Transaction Document, all discoveries, improvements or inventions by Merck or any of its Affiliates, whether or not patentable, solely relating to an Organon Product and that directly result and arise from Merck’s or its Affiliates’ performance of the Services hereunder (“Organon Improvements”), shall be the sole and exclusive property of Organon and shall be deemed to be Confidential Information of Organon for purposes of this Agreement. Within thirty (30) days of becoming aware of any such Organon Improvement, Merck shall notify Organon, in writing, of the event and, upon Organon’s written request and at Organon’s sole expense, shall reasonably assist Organon in protecting Organon’s proprietary rights to such Organon Improvement. Merck and its Affiliates shall assign, and hereby does assign, its entire right, title and interest in and to the Organon Improvements to Organon.

2.9.3 In-Licensed IP; Third-Party In-Licensed IP. To the extent any software or intellectual property is provided as part of, or used to perform, any Service or Expense Activity and is licensed to Merck or any of its Affiliates by a Third Party (“In-Licensed IP”) pursuant to a contract to which such Third Party and Merck (or its Affiliate) are parties (a “Third Party In-License”), then: (i) to the extent the terms of such Third Party In-License are provided to or communicated to Organon or its Affiliates, Organon shall, and shall ensure its Affiliates, comply with the applicable obligations and other terms and restrictions of such Third Party In-License, (ii) Organon and its Affiliates shall only use the In-Licensed IP to the extent necessary in accordance with this Agreement, and (iii) Merck makes no representations or warranties of any kind with respect to the In-Licensed IP and shall have no liability with respect to such In-Licensed IP other than to use Commercially Reasonable Efforts to pass through to Organon and its Affiliates any rights and benefits under the Third Party In-License. Except as otherwise set out in this Agreement, Merck does not (and does not purport to) assign or grant any rights or licenses in the In-Licensed IP to Organon or its Affiliates and any proprietary rights vesting in the same shall continue to be held by the applicable Third Party or its licensors. If Organon or any of its Affiliates materially breaches the terms of a Third Party In-License, then Merck may, upon written notice to Organon and without liability to Merck or any of its Affiliates, suspend or terminate Organon’s or its Affiliates’ access to the applicable In-Licensed IP that is the subject of such Third Party In-License.

2.9.4 Licenses. Each Party shall grant to the other Party such rights and licenses to such intellectual property, documentation and Information as shall be necessary for the other Party to perform its respective obligations and to exercise its respective rights under this Agreement.

2.9.5 IP License Agreements. This Section 2.9 and the terms hereof shall be subject to the terms and conditions of any IP License Agreement and in the event of a conflict between this Section 2.9 and any IP License Agreement, such IP License Agreement shall control.

2.10 Services Recipient. Notwithstanding anything to the contrary herein, unless otherwise mutually agreed in writing, (i) only Organon and its Affiliates shall be entitled to have access to the Services and Expense Activities under this Agreement, (ii) Organon shall not, directly or indirectly, resell or permit the use of any of the Services or Expense Activities to or by any other person or entity, and (iii) in no event shall Organon, its Affiliates or their respective employees, third-party technology consultants or other personnel be entitled to modify any Merck System or the Services or Expense Activities.

3. Payment.

3.1 Service Fees. In consideration for the provision of Services specified in the Transition Services Schedule by Merck, Organon will pay the applicable Service Fees to Merck pursuant to Schedule 3 (as amended or modified from time to time, including to add Service Fees for Calendar Months not included in the initial version of Schedule 3, the “Service Fees Schedule”). The Service Fees may be adjusted pursuant to the provisions of this Agreement.

3.1.1 Service Fees for Certain Quality-Related Services. For certain product quality-related Services that could have a duration of up to five (5) years, and are indicated as such in the Transition Services Schedule, the related Service Fees indicated in the Transition Services Schedule will be adjusted as follows beginning January 1, 2024.

•	For Calendar Year 2024, the monthly Service Fee, effective starting January 1, 2024, will be reduced twenty-five percent (25%) from the monthly Service Fee in effect for December 2023.

•	For Calendar Year 2025, the monthly Service Fee, effective starting January 1, 2025, will be reduced by thirty-three percent (33%) from the monthly Service Fee in effect for December 2024.

•	For the first half of Calendar Year 2026, the monthly Service Fee, effective starting January 1, 2026, will be reduced by fifty percent (50%) from the monthly Service Fee in effect for December 2025.

If either Party believes that any of the above adjustments results in an aggregate of Service Fees for the total of all such Services pursuant to this Section 3.1.1 that is not representative of the costs associated with the total volume of activity associated with such Services in aggregate for a given Calendar Year, such Party may, prior to November 1st of the preceding Calendar Year, request discussion and review by the Transition Managers to determine if a different adjustment should be applied. Such determination shall be mutually agreed upon in writing by the Transition Managers in accordance with Section 5; provided that if the Transition Managers do not mutually agree, the Service Fees for such Services shall be adjusted in accordance with the adjustments noted in this Section 3.1.1.

3.1.2 Reconciliation of Certain Service Fees. With respect to certain Services that are specifically designated as being subject to this Section 3.1.2 in the Transition Services Schedule as of the Effective Date, the actual expense of providing such Services will be reconciled at the end of each Calendar Quarter versus the Service Fees charged and any difference invoiced (or credited) to Organon in accordance with Section 3.3.

3.2 Expenses.

3.2.1 Additional Expenses. Subject to this Article 3, to the extent that Merck or its Affiliates incurs any internal or Third Party costs, fees, charges or expenses (each, an “Expense”) specifically related to the Organon Products or Organon Business that are not related to a Service (including pursuant to Sections 2.3, 2.7, 2.8, 3.1.2, 3.2.1, 3.2.2, 3.2.3, 3.2.4, 3.2.5, 3.2.6, 3.2.7, 3.2.8, 3.2.9, 3.2.10, 3.6 and 3.8) or otherwise reimbursed pursuant to any other Transaction Document, Merck shall: (i) invoice such Expenses quarterly, including any applicable markup in accordance with Schedule 2, in the next relevant invoice issued to Organon; and (ii) upon the reasonable request of Organon, provide reasonable substantiation of all such Expenses to Organon. Invoicing and payment of such Expenses shall be in accordance with Section 3.3. Each such invoice shall set forth a reasonable description of such Expenses and the amount of such Expenses payable for such Calendar Quarter.

3.2.2 Third Party Fees. Organon shall be financially responsible for any Expenses, including filing fees, payable to any Governmental Authority or other Third Parties related to the Organon Products. If Merck or any of its Affiliates makes any payment of any such Expenses to a Governmental Authority or other Third Party on behalf of Organon, Organon shall reimburse Merck the amount of such Expenses paid.

3.2.3 STAIRS Plan Expenses Pursuant to Regulatory Agreement. Organon shall be financially responsible for any Expenses related to the STAIRS Plan for Organon Products. In addition to the payment of any applicable Service Fee hereunder, any Expenses incurred with respect to the planning and execution, including the costs associated with artwork and any resulting Discards related to Organon Products, of the STAIRS Plan pursuant to the Regulatory Agreement shall be borne by Organon and Merck shall have the right to charge such Expenses to Organon (such Expenses as calculated in accordance with the principles set forth on Schedule 2).

3.2.4 Recalls Expenses Pursuant to Regulatory Agreement. In addition to the payment of any applicable Service Fee hereunder, any Expenses incurred with respect to recalls or market withdrawal of Organon Products pursuant to the Regulatory Agreement shall be borne by Organon and Merck shall have the right to charge such Expenses to Organon (such Expenses as calculated in accordance with the principles set forth on Schedule 2).

3.2.5 Product Returns and Discards. Unless otherwise agreed in writing by the Parties or as otherwise set forth in any Transaction Document and subject to Applicable Law:

(i) From the Effective Date and all times thereafter, Merck shall be responsible for handling, processing, providing refunds or replacements for, destroying, and otherwise administering all returns of Merck Branded Organon Product sold by Merck. In each case, such returns shall be handled in accordance with Merck’s then-current returned goods policy. Returns of Organon Product where the original selling entity is unknown shall not be accepted and credit will not be provided by Merck. In no event shall Merck process returns for Organon Branded Product. In no event shall Merck process returns for Merck Branded Organon Product sold by Organon.

(ii) From the Effective Date and at all times thereafter, Organon, to the extent legally authorized to do so, shall be responsible for handling, processing, providing refunds or replacements for, destroying and otherwise administering all returns of Organon Branded Product, Merck Branded Organon Product sold by Organon, and all cases where the original selling entity is unknown. In each case, such returns shall be handled in accordance with Organon’s then-current returned goods policy. Organon shall not be responsible for processing of returns of Merck Branded Organon Products that were sold by Merck.

(iii) From the Effective Date until the Longstop Date, Organon shall be financially responsible for all costs (including the costs of credits and replacements provided in connection with such returns) associated with Merck Branded Organon Product returns sold by Merck. From the Effective Date and all times thereafter, Organon shall be financially responsible for all costs (including the costs of credits and replacements provided in connection with such returns) associated with returns of Organon Branded Product and Merck Branded Organon Product sold by Organon and for any Organon Product where the original selling entity is unknown.

(iv) From the Effective Date until the Longstop Date each Party: (a) shall promptly notify the other Party of receipt of any Organon Product incorrectly returned to that Party (with reference to the terms of this Agreement or pursuant to Applicable Law) and shall keep adequate records regarding such returned Organon Products; and (b) shall send back to the relevant customer any Organon Product that is returned to the incorrect entity, and direct such customer to return the Organon Product to the correct Party.

(v) If a Third Party contacts Organon regarding the return of any Merck Branded Organon Product that was sold by Merck, Organon shall refer such Third Party to Merck. If a Third Party contacts Merck regarding the return of any Merck Branded Organon Product that was sold by Organon, Merck shall refer such Third Party to Organon. If a Third Party contacts Merck regarding return of any Organon Branded Product, Merck shall refer such Third Party to Organon.

(vi) From the Effective Date until the Longstop Date, neither Organon nor Merck shall instruct, recommend or attempt to induce customers who have previously purchased Organon Product to return such Organon Product when that would not otherwise have been the case but for such Party’s instructions, recommendations or inducement, except in the event of recall, as required by Applicable Law.

(vii) For clarity, Third Parties that have purchased Merck Branded Organon Product on or prior to the Effective Date may continue to sell such Organon Product to customers in the ordinary course of business. Following the expiration of any Grace Period, Organon shall discard and destroy any remaining Merck Branded Organon Product and provide certificates of destruction, which shall, upon Merck’s request, be made available for inspection.

(viii) From the Effective Date and at all times thereafter, Organon shall be financially responsible for all costs and expenses associated with Discards of returned Organon Product sold by Organon, whether Merck Branded Organon Product or Organon Branded

Product (including the supply price for the underlying Organon Products). From the Effective Date until the Longstop Date, Organon shall be financially responsible for all costs and expenses associated with Discards of returned Merck Branded Organon Product sold by Merck. For the avoidance of doubt, Organon shall at all times be financially responsible for all costs and expenses associated with Discards (including the supply price for the underlying Organon Products) of Organon Branded Product.

(ix) For the avoidance of doubt, the costs and expenses included in this Section 3.2.5 that are incurred by one Party but the responsibility of the other Party, shall be Expenses and reimbursed in accordance with Section 3.3.

3.2.6 Payment Claims. Unless otherwise agreed in writing by the Parties or as otherwise set forth in any Transaction Document and subject to Applicable Law:

(i) With respect to processing transactional data and government pricing data related to the sale of Organon Products, Merck and Organon agree to work in good faith to ensure compliance with commercial contracts, government programs and the related price reporting requirements in an accurate and timely manner.

(ii) From the Effective Date and at all times thereafter, Organon shall be operationally responsible for processing and financially responsible for paying all Payment Claims that are associated with all Organon Branded Product and Merck Branded Organon Product sold by Organon, and with all Merck Branded Organon Product for which it is not possible to identify whether the original selling entity was Merck or Organon.

(iii) For the avoidance of doubt, from the Effective Date and at all times thereafter, Merck shall be operationally responsible for processing and financially responsible for paying all Payment Claims that are associated with Merck Branded Organon Product sold by Merck.

(iv) For the avoidance of doubt, the costs and expenses included in this Section 3.2.6 that are incurred by one Party but the responsibility of the other Party, shall be Expenses and reimbursed in accordance with Section 3.3.

3.2.7 Reimbursement of Expenses Related to IOM Market and Deferred Market Cutover Plans. For any support, with the exception of that for a COMET ERP Transition (as defined in Schedule 4), by Merck for Cutover Plans associated with IOM Markets and Deferred Markets (which support shall be consistent with the applicable agreed Cutover Plan (or completed after the Effective Date in preparation for such Cutover Plan), including an estimate of the Third Party related Expenses, for any such IOM Market or Deferred Market), Organon shall reimburse Merck for all related Third Party related Expenses, calculated in accordance with the principles set forth on Schedule 2. Invoicing and payments for such Third Party related Expenses to be reimbursed pursuant to this Section 3.2.7 for each such IOM Market Cutover Plan and Deferred Market Cutover Plan shall be included in the invoices and payments to be made in accordance with Section 3.3. Expenses associated with the COMET ERP Transition for each IOM Market and Deferred Market will be fixed in advance for each such country as indicated in Schedule 4, and Organon’s reimbursement obligation related to the COMET ERP Transition of each such IOM

Market and Deferred Market shall be limited to such quarterly amounts and durations (which may be extended by Merck if the Exit Date is delayed for such IOM Market or Deferred Market; provided that during such extension the quarterly amounts will be adjusted to include only Expenses applicable to the extension that were not included in the fixed quarterly amounts charged prior to such extension) indicated on Schedule 4 for each such country, and invoicing and payments of such Expense in accordance with Section 3.3 will initiate following the Effective Date, as applicable for a specific IOM Market or Deferred Market.

3.2.8 Reimbursement of Expenses Related to IT Projects. For any IT project support by Merck that is requested by Organon that is not included in any Service listed in the Transition Services Schedule, not related to a Cutover Plan for an IOM Market or a Deferred Market, and not related to a TSA Exit pursuant to Section 3.2.9, if Merck agrees to provide the requested support (which agreement shall not be required in the case of a request for Tangible Information specifically related to the Organon Products or the Organon Business that is contained within unstructured or structured data in Merck Systems) then Merck shall provide an estimate of the Expenses for such support and the scope of work to be completed by Merck and the estimated duration for the completion of the support. If Organon agrees to proceed with such IT project, Merck shall complete the project work and be reimbursed for all related Expenses, calculated in accordance with the principles set forth on Schedule 2. If, at any time, Merck determines that the actual Expenses for any such support provided under this Section 3.2.8 will exceed the estimated Expenses by greater than ten percent (10%), Merck shall inform Organon who may decide for Merck to continue such support or cease such support. If Organon decides to cease such support, Merck shall invoice, and Organon shall pay, for any Expenses incurred prior to the cessation of support and any related non-cancelable Expenses.

3.2.9 Reimbursement of Expenses Related to TSA Exits. For any support by Merck for TSA Exits (which support shall be consistent with the applicable agreed TSA Exit plan (or completed after the Effective Date in preparation for such TSA Exit plan), including an estimate of the Expenses, for such TSA Exit support), Organon shall reimburse Merck for all related Expenses, calculated in accordance with the principles set forth on Schedule 2. Invoicing and payments for such Expenses to be reimbursed pursuant to this Section 3.2.9 for each such TSA Exit shall be included in the invoices and payments to be made in accordance with Section 3.3. If, at any time, Merck determines that the actual Expenses for any such support provided under this Section 3.2.9 will exceed the estimated Expenses by greater than ten percent (10%), Merck shall inform Organon who may decide for Merck to continue such support or cease such support. If Organon decides to cease such support, Merck shall invoice, and Organon shall pay, for any Expenses incurred prior to the cessation of support and any related non-cancelable Expenses.

3.2.10 Expenses Related to Physical Records. The provision by Merck to Organon of any Tangible Information specifically related to the Organon Products or the Organon Business that is contained within physical records in response to a request from Organon, that is not being provided under a Service in the Transition Services Schedule, will follow the process outlined in Schedule 6. Organon shall reimburse Merck for the Expenses associated with providing such physical records with the amount of the Expenses to be reimbursed determined in accordance with Schedule 6. Invoicing and payments for such Expenses to be reimbursed pursuant to this Section 3.2.10 shall be included in the invoices and payments to be made in accordance with Section 3.3.

3.3 Payment Timing.

3.3.1 Within thirty (30) days following the end of the Calendar Month that includes the Effective Date, and within thirty (30) days following each Calendar Month thereafter, Merck (or Merck’s Affiliate, as applicable) will deliver to Organon (or Organon’s Affiliate, as applicable) an invoice pursuant to the Service Fees Schedule for the global Services on the Transition Services Schedule and invoices for local Services on the Transition Services Schedule with such invoices for global and local Services being in accordance with the Service Fees Schedule during such Calendar Month. Each such invoice shall set forth a description of the Service Fees payable in accordance with the Service Fees Schedule. For the avoidance of doubt, such invoices shall not be limited to Service Fees related to the Calendar Month covered by such monthly invoice but may include Service Fees from Calendar Months prior to such Calendar Month.

3.3.2 Within thirty (30) days following the end of the Calendar Quarter that includes the Effective Date, and within thirty (30) days following each Calendar Quarter thereafter, Merck (or Merck’s Affiliate, as applicable) will deliver to Organon (or Organon’s Affiliate, as applicable) an invoice for global Expenses that are to be charged through to Organon in accordance with the terms of this Agreement and invoices for local Expenses that are to be charged through to Organon in accordance with the terms of this Agreement incurred during such Calendar Quarter. Each such invoice shall set forth a break-down of the applicable Expenses to be charged to Organon. For the avoidance of doubt, such invoices shall not be limited to Expenses related to the Calendar Months in the Calendar Quarter covered by such quarterly invoice but may include Expenses from Calendar Months prior to such Calendar Quarter.

3.3.3 Organon will pay to Merck, by wire transfer to an account specified in the invoice, such Service Fees and Expense amounts within thirty (30) days after Organon receives such invoice pursuant to Section 3.3.1 or Section 3.3.2, as applicable. All invoices issued by Merck under this Agreement and all payments to be made by Organon under this Agreement, with respect to Services, shall be made in accordance with the Service Fees Schedule.

3.4 Currency Conversion. The rate of exchange to be used in computing the currency equivalent in Dollars of any payment (including, for the avoidance of doubt, any adjustment to a Service Fee, the determination of a Service Fee for a new Service, or any Expense) due hereunder shall be made at the monthly rate of exchange utilized by Merck and its Affiliates in their worldwide accounting system.

3.5 Disputed Amounts. Any good faith dispute over an amount due pursuant to this Article 3 will be subject to the provisions of Section 12.3. Except as the Parties may expressly agree in writing, amounts due under this Agreement may not be offset by amounts due under any other agreement.

3.6 Taxes.

3.6.1 VAT; Similar Taxes. The Service Fees and Expenses shall be exclusive of any value added tax, sales tax or any other similar type of turnover tax (collectively, “VAT”) which may be due and payable by Merck or any of its Affiliates to a Governmental

Authority and Organon shall pay any such VAT in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under the relevant VAT legislation; provided, however, that Organon shall not pay any such VAT unless and until Merck provides a correct invoice in accordance with the relevant VAT legislation. Merck shall be liable for other taxes such as rent, use, and personal property taxes and for taxes on any and all income or revenues received from Organon under this Agreement.

3.6.2 Withholding Taxes. In the event any payments made pursuant to this Agreement are or become subject to withholding taxes under the laws or regulations of any jurisdiction, the Party making such payment shall be entitled to deduct and withhold the amount of such taxes for the account of the payee to the extent required by Applicable Laws and such amounts payable to the payee shall be reduced by the amount of taxes deducted and withheld. Any such withholding taxes required under Applicable Laws to be paid or withheld shall be an expense of, and borne solely by, the payee. If the Party making payment pursuant to this Agreement fails to deduct and withhold all or a portion of the amount of tax required by Applicable Law to be deducted and withheld and such Party is required by Applicable Law to pay all or a portion of such tax to a Governmental Authority for the account of the payee, payee shall, upon request from the other Party, immediately pay to the other Party an amount equal to the amount paid to such Governmental Authority for the account of the payee.

3.6.3 Tax Cooperation. To the extent that the Party making a payment is required to deduct and withhold taxes on any payments under this Agreement, the Party making such payment shall pay the amounts of such taxes to the proper Governmental Authority in accordance with Applicable Laws and in a timely manner transmit to the payee an official tax certificate or other evidence of such withholding as required by Applicable Law. It is the responsibility of the payee to provide any tax forms to the Party making such payment that may be reasonably necessary in order for such Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The payee shall use reasonable efforts to provide any such tax forms to the Party making the payment at least thirty (30) days prior to the due date for any payments for which the payee desires that the Party making the payment apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery and reduction, as permitted by Applicable Laws, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party (or Affiliate thereof) bearing such withholding tax or VAT.

3.7 Other Rights. Payment of an invoice or any other amounts hereunder shall not preclude Organon from exercising its audit rights under the terms of Article 10 of this Agreement, shall not be deemed a release of any potential claims against Merck, and shall not limit Organon from pursuing any other remedy available to Organon under this Agreement or under Applicable Laws.

3.8 Interest. Any payments under this Agreement that are not made on or before the thirty (30) days following the applicable due date shall bear interest at a rate equal to the lesser of (i) two percent (2%) per annum above the Prime Rate, as reported in the print edition of The Wall Street Journal, Eastern Edition, on the date such payment was due or, if unavailable, on the latest date prior to the payment due date on which such rate is available, and (ii) the maximum rate permitted under Applicable Law, calculated on a daily basis, based on the actual number of days elapsed from the payment due date to the date of actual payment.

3.9 Submission of Invoices. Merck shall submit all invoices electronically to Organon. Notwithstanding the foregoing, Organon and Merck may mutually agree: (i) to change the vehicle for electronic submission; or (ii) that Merck submit a hard copy of such invoices.

3.10 Interim Services Agreement. To the extent any Service or Expense Activity is provided hereunder by an Affiliate of Merck to an Affiliate of Organon within the same country, any applicable Service Fee or Expenses will be invoiced and payable in accordance with the applicable local Interim Services Agreement. Following the Effective Date, local Interim Services Agreements will remain effective only for invoicing such Service Fees or Expenses and any other terms and conditions in this Agreement supersede those in any local Interim Services Agreement.

3.11 No Double Counting. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that Organon will not be charged more than once for the same service, activity, function or Expense that is performed or incurred by Merck or its Affiliates or Third Parties pursuant to this Agreement to the extent that Organon or its Affiliates are bearing the charges for such service, activity, function or Expense pursuant to another Transaction Document.

4. Term and Termination.

4.1 Term. This Agreement will commence on the Effective Date and end on the earlier of (i) the date on which Merck’s obligation to perform any Services under this Agreement ceases due to their expiration or termination in full in accordance with Section 4.2 or Section 4.3.3 or (ii) the date on which this Agreement is terminated pursuant to Section 4.3.1 or 4.3.2 (the “Term”).

4.2 Duration of Services.

4.2.1 General Duration. Each Service to be provided by Merck under this Agreement shall (i) commence to be provided from and after the Effective Date, unless a different commencement date is specified in the applicable section of the Transition Services Schedule, and (ii) terminate (a) on the end date specified with respect to such Service in the applicable section of the Transition Services Schedule or the end date of any extension of such specified end date agreed to by the Parties in accordance with Section 4.2.2, or (b) on the date such Service is terminated in accordance with Section 4.3.1 or on the date such Service is terminated by the Transition Managers in accordance with Section 4.3.3, (such end date, the “Service Termination Date”). The commencement date of any Service (and the corresponding Service Fee for such) that is tied to the Exit Date for an IOM Market or Deferred Market will be adjusted accordingly if such applicable Exit Date is changed.

4.2.2 Extension.

(i) The Service Termination Date specified with respect to a Service or Ad Hoc Service in the applicable section of the Transition Services Schedule can be extended by the mutual written agreement of the Transition Managers in accordance with this

Section 4.2.2 (including the markups noted for extended durations in Schedule 2) and Section 5. If Organon desires to request the extension of a Service Termination Date, the Organon Transition Manager shall, no later than ninety (90) days prior to the Service Termination Date (or such greater period as set forth in the applicable Section of the Transition Services Schedule or as necessary to comply with any Applicable Law before implementation of an extension, while providing for the thirty (30) day period for response from Merck subsequent to such a request being made, and time to reach agreement on extending the Service), provide a written request thereof to the Merck Transition Manager setting forth the desired extended Service Termination Date. Notwithstanding the ninety (90) day and thirty (30) day references in Sections 4.2.2(i) and 4.2.2(ii), respectively, if a Service with a Service Termination Date tied to a Marketing Authorization Transfer Date (as defined in the Regulatory Agreement) needs to be extended due to a change in such Marketing Authorization Transfer Date due to an action or inaction by a Governmental Authority, and not as a result of the action or inaction of Organon, the Parties will use Commercially Reasonable Efforts to assess and make final determination pursuant to this Section 4.2.2 on whether the duration of such Service shall be extended, the new Service Termination Date, and the applicable Service Fee; provided that such new Service Termination Date shall not fall after Merck’s obligation to support transfer of such Transferred Marketing Authorization (as defined in the Regulatory Agreement) ceases in accordance with the Regulatory Agreement.

(ii) Within thirty (30) days following the receipt of such extension request, the Merck Transition Manager shall provide the Organon Transition Manager with a written response to such request setting forth the applicable Service Fee for such extended Services (which Service Fee shall be calculated in accordance with the principles set forth on Schedule 2) and an assessment as to whether the requested Service Termination Date can be achieved. Following receipt by the Organon Transition Manager of the Merck Transition Manager’s response to the extension request, the applicable Service Termination Date and the Service Fee (which shall be calculated in accordance with the principles set forth on Schedule 2) shall be as mutually agreed upon in writing by the Transition Managers in accordance with Section 5. Upon agreement of the Transition Managers in accordance with this Section 4.2.2 and Section 5, the Transition Services Schedule and the Service Fees Schedule shall be amended or updated by the Transition Managers to change the applicable Service Termination Date and to reflect the Service Fee applicable to such extended Services.

4.3 Termination.

4.3.1 Material Breach. If either Party materially breaches this Agreement (or a given Schedule to the extent that the material breach relates solely to such Schedule), the non-breaching Party may give written notice to the other Party, specifying the nature of the material breach and, if such material breach is not remedied within thirty (30) calendar days of receipt of such written notice (provided, however, that the cure period shall be suspended during any time that a Party seeks resolution of a dispute as to whether an alleged material breach occurred pursuant to any dispute resolution mechanisms under this Agreement), then the non-breaching Party shall have the right, in its sole discretion, to immediately terminate this Agreement upon written notice to the breaching Party. Notwithstanding the foregoing, if such material breach relates only to a given Service, then the non-breaching Party shall only have the right to terminate the applicable Service to which such material breach relates and this Agreement, and all other Services shall not be affected by such termination.

4.3.2 Bankruptcy. This Agreement may be terminated by written notice given by a Party upon the occurrence of any of the following with respect the other Party: (i) such other Party becomes insolvent, or (ii) voluntary or involuntary proceedings by or against such other Party are instituted in bankruptcy or under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, or (iii) a receiver or custodian is appointed for such other Party, or proceedings are instituted by or against such other Party for corporate reorganization or the dissolution of such other Party, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, or (iv) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors, or substantially all of the assets of such other Party are seized or attached and not released within ninety (90) days thereafter.

4.3.3 Early Termination. Notwithstanding anything in this Agreement to the contrary, Organon shall be entitled to request the termination of any Service at its convenience, in whole or in part (but only to the extent that such termination in part would not jeopardize the provision of any remaining parts of such Service), at any time (without terminating any other Service) prior to the applicable Service Termination Date, by the Organon Transition Manager giving the Merck Transition Manager ninety (90) days (or such greater period as set forth in the applicable Section of the Transition Services Schedule or as necessary to comply with any Applicable Law, while providing for the thirty (30) day period for response from Merck subsequent to such a request being made, and time to reach agreement on terminating the Service) prior written request (the “Service Termination Notice”), and upon receipt by the Merck Transition Manager of the Service Termination Notice from the Organon Transition Manager, the Merck Transition Manager shall provide a written response to such Service Termination Notice within thirty (30) days of receipt thereof, including any additional Expenses associated with such early termination, and, if the Merck Transition Manager accepts the request for termination set forth therein, the Transition Managers may mutually agree in writing to terminate such Service, including the new Service Termination Date and any additional Expenses to be charged to Organon, in accordance with Section 5; provided that (i) in the event of any such termination of a Service in whole, Organon shall continue to be liable for paying the Service Fee related to any such terminated Service until the end of the applicable Calendar Month in which the newly agreed upon end date of such Service falls (and such Service Fee shall no longer be payable in the subsequent Calendar Month), as well as all other non-cancelable Expenses (including any costs or penalties related to Third Party Agreements, wind-down costs, minimum volume make-up fees and any other costs associated with the Service that Merck cannot eliminate prior to the previously planned Service Termination Date; provided however Merck will not charge Organon for unamortized information technology related costs) incurred by Merck or any of its Affiliates in connection with any early terminated Service, and (ii) in the event of any such termination of a Service in part, Organon shall continue to be liable for paying the entire Service Fee related to such Service, as well as all other Expenses incurred by Merck or any of its Affiliates in connection with such Service, until such Service is fully terminated or expired hereunder; provided, however, any reduction in the scope of an IT Application-related Service as set forth in Section 2.2.3(iv) may result in a modification of the Service Fee as set forth therein.

4.4 Effect of Termination of Services; Survival. In the event of any termination with respect to one or more, but less than all, of the Services, this Agreement will continue in full force and effect with respect to any Services not so terminated and, as applicable, any Expenses payable pursuant to Section 3.2. Upon the termination of any or all of the Services, Merck will cease, or cause its applicable Affiliates or Subcontractors to cease, providing the terminated Services. Upon each such termination, Organon will pay to Merck all Service Fees and Expenses accrued and incurred through the applicable Service Termination Date related to such terminated Service included in the subsequent monthly invoice provided by Merck to Organon with respect to such Service and Expenses in accordance with Section 3.3 and Section 4.3. The terms, provisions, representations and warranties contained in this Agreement that by their sense and context are intended to survive the performance thereof by either Party or both Parties hereunder (including in Articles 1 (to the extent necessary to interpret other surviving provisions of this Agreement), 3 (as related to invoices and payments for Services provided and Expenses incurred prior to the expiration or termination of this Agreement), 7 (for a period of ten (10) years after the expiration or termination of this Agreement), 9, 10 (with respect to audits for Expenses), 11 and 12 and Sections 2.9.1, 2.9.2, 2.9.3, 2.9.5, 4.4 and 8.2), shall so survive the completion of performance, expiration or termination of this Agreement (or a given Service, as applicable). Upon the expiration of the Term or if this Agreement is terminated with respect to all of the Services pursuant to Section 4.3, Merck shall provide Organon a final invoice setting forth any and all accrued and unpaid Service Fees and Expenses related to the Services, including in accordance with Section 4.3, and Organon shall promptly pay such amounts set forth on such invoice.

5. Governance.

5.1 Designation of Transition Managers. Merck and Organon will each assign one person to act as that Party’s Transition Manager for the Services and Expenses. The Transition Managers will (i) represent and act for their respective Party for matters related to the Services and Expenses, and (ii) meet and/or confer on a regular basis (at mutually agreed times and locations) to review the activities under this Agreement (including progress with respect to the TSA Exits) and to discuss the status and progress of such activities. Either party may change its Transition Manager whenever it considers it appropriate and, in any such case, shall advise the other Party of such changes accordingly. In addition to the Transition Managers, each Party shall designate a functional representative for each function that is providing or receiving, as the case may be, a Service hereunder while such applicable Service is being provided and received.

5.2 Responsibilities of Transition Managers. Without limiting the generality of Section 5.1, during the Term, the Transition Managers shall serve as their respective Party’s primary contact for the other Party to manage and coordinate the provision of the Services and Expense Activities and payment of Service Fees and Expenses provided hereunder and the performance of the Parties’ other obligations hereunder, including any associated exchange of Information and transition of responsibilities related to the Services and Expense Activities. The Transition Managers shall be responsible for ensuring that, during the Term, both Parties appropriately prepare for the transition of responsibilities associated with the TSA Exits and that the Parties understand the tasks necessary to accomplish a smooth transition.

5.3 Decisions of Transition Managers. The Transition Managers shall promptly meet to discuss such matters submitted or communicated to them by the executives responsible for the transition management, including the completion of any TSA Exit and any amendment, supplement or modification of or to the Transition Services Schedule or the Service Fees Schedule, and reasonably and in good faith cooperate to reach agreement on mutually acceptable terms. All changes to the Transition Services Schedule or the Service Fees Schedule shall be documented in writing in either a document, amendment or other instrument or in meeting minutes and mutually agreed upon by the Transition Managers. Notwithstanding anything to the contrary set forth herein, each Transition Manager can only make decisions and agreements under this Agreement upon approval of, and receipt of the requisite authority to make such decision or enter into such agreement from, such Party’s established processes for such approval or authorization.

5.4 Issues Resolution. The Transition Managers and/or functional representatives will work together to resolve issues or potential disputes relating to this Agreement, with the intent of averting the escalation of such issues or potential disputes. Should escalation be required, the Transition Managers shall meet first with the Transition Management Office (TMO) Leads (as defined in the Separation and Distribution Agreement). If not resolved the TMO Leads will meet with executives from each Party to resolve the escalation issue.

6. Transition Service Responsibilities.

6.1 Responsibilities of Merck. Subject to Sections 6.2 and 6.3 and the applicable section of the Transition Services Schedule, Merck shall use Commercially Reasonable Efforts to provide the Services, or cause the Services to be provided.

6.2 Responsibilities of Organon.

6.2.1 Organon will provide Merck with (i) such access to Organon’s facilities as is, in Merck’s reasonable good faith judgment, necessary for Merck or any of its Affiliates to perform the Services or Expense Activities required hereunder; (ii) such Information as is, in Merck’s reasonable good faith judgment, necessary for Merck or any of its Affiliates to perform the Services or Expense Activities required hereunder; and (iii) such reasonable access to resources and timely decisions, as reasonably requested by Merck in good faith from time to time, in order to permit Merck or any of its Affiliates to perform the Services and or Expense Activities required hereunder.

6.2.2 If Organon fails to perform, or procure the performance of, any of its obligations under this Section 6.2 and such failure impairs the provision of such element of the Services or Expense Activities, Merck shall not be obliged to provide, or procure the provision of, such element of the Services or Expense Activities; provided that Merck shall notify Organon as soon as reasonably practicable upon the occurrence of such failure.

6.3 Mutual Responsibilities. The Parties will use Commercially Reasonable Efforts to cooperate with each other in all matters relating to the provision and receipt of Services and to Expenses. Such cooperation will include (i) Merck designating a Merck Transition Manager for purposes of this Agreement, and Organon designating an Organon Transition Manager for purposes of this Agreement; (ii) exchanging information relevant to the performance of the Services to be provided hereunder and to Expenses; and (iii) good faith efforts to mitigate problems and issues interfering with the performance of the Services and or Expense Activities required hereunder.

6.4 Compliance. Each Party shall observe and comply with, and give all notices required by, Applicable Law and Industry Codes. Each Party shall promptly notify the other Party if it becomes aware of any noncompliance with Applicable Law or Industry Codes in connection with its activities under this Agreement, and shall take all appropriate action necessary to ensure compliance with Applicable Law and Industry Codes in connection with its activities under this Agreement. All activities performed and Services provided hereunder shall be performed in accordance with the relevant provisions of the other Transaction Documents, including the Regulatory Agreement, governing compliance. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a representation or warranty by Merck that any Service, Expense Activity or other items provided in connection therewith is sufficient to satisfy Organon’s obligations under Applicable Laws or Industry Codes.

6.5 Security.

6.5.1 If either Party is given access to the other Party’s (or its Affiliate’s) computer systems or software (collectively, the “Systems”) or physical facilities in connection with the performance or receipt of the Services or Expense Activities, such Party shall comply with all of the other Party’s reasonable policies, procedures and requirements in relation to Systems or physical facilities (collectively, “Security Regulations”) and will not tamper with, compromise, attempt to circumvent or circumvent any security or audit measures employed by such other Party. In the event of any conflict between this Agreement and any Security Regulations, this Agreement will govern. Each Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use, and only to the extent reasonably necessary in connection with the provision or receipt, as applicable, of the Services and Expense Activities. Each Party shall be responsible for its employees’ compliance with the confidentiality provisions of this Agreement in connection with such access, including access to comingled or sensitive Information.

6.5.2 Each Party will ensure that only those of its personnel who are specifically authorized to have access to the Systems or physical facilities of the other Party (or its Affiliates) gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of Information or other property contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations.

6.5.3 If, at any time, either Party determines that (i) any of its personnel has sought to circumvent, or has circumvented, the Security Regulations of the other Party, (ii) any unauthorized personnel of such Party has accessed the Systems or physical facilities of the other Party, or (iii) any of the personnel of such Party has engaged in activities that may lead or leads to the unauthorized access, use, destruction, alteration or loss of Information or software, such Party shall immediately terminate any such personnel’s access to the Systems or physical facilities of the other Party and immediately notify the other Party. In addition, each Party shall have the right to deny the personnel of the other Party access to any Systems or physical facilities upon written notice to the other Party in the event that such Party reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 6.5 or otherwise pose a security concern. Each Party will cooperate with the other Party in investigating any apparent unauthorized access to the Systems or facilities of the other Party.

6.6 TSA Exit.

6.6.1 The Parties acknowledge and agree that the Services to be provided hereunder are transitional in nature and are intended to provide Organon with reasonable time to develop the internal resources and capacities (or to arrange for Third Parties) to provide such Services. Accordingly, at all times from and after the Effective Date, Organon shall use Commercially Reasonable Efforts to make or obtain approvals, permits or licenses, implement any necessary systems, hire and train required employees or contractors, put in place agreements with Third Parties, and take, or cause to be taken, any and all other actions necessary or advisable so as to render receipt of the Services from Merck no longer necessary.

6.6.2 In the event and to the extent a plan for each TSA Exit has not been developed or finalized by Organon prior to the Effective Date, then, unless the timing is otherwise set forth in the applicable section of the Transition Services Schedule, no later than six (6) months prior to each planned Service Termination Date in the Transition Services Schedule, Organon shall prepare a plan for the TSA Exit, which plan shall be provided to Merck for its review and, for any TSA Exit plan that includes requested support from Merck, its consent. Organon will have the sole, full responsibility for planning and, unless otherwise agreed to by the Parties in accordance with Section 3.2.9, carrying out the TSA Exits prior to the expiration of the applicable Service Termination Date specified in the applicable section of the Transition Services Schedule, and in no event will Merck be required to transfer or assign any contracts or agreements to Organon in connection with the expiration or termination of any Service or otherwise.

6.6.3 Organon functional representatives shall periodically and on a regularly scheduled basis, at minimum quarterly unless otherwise agreed by the Parties, deliver to Merck functional representatives a detailed written work plan describing its progress with respect to the TSA Exits and such plan and the progress against such plan shall be discussed by the functional representatives and/or Transition Managers in accordance with Section 5. Such written work plan shall address the following with respect to each of the Services: (i) phases of implementation, if applicable; (ii) any applicable milestones and expected Service Termination Date for a Service; and (iii) expected Merck involvement, as applicable and subject to Section 3.2.9.

7. Confidentiality; Data Privacy.

7.1 Disclosure of Confidential Information. Each Party hereto: (i) will retain in strict confidence the terms and conditions of this Agreement (including the nature of the services provided) and the Confidential Information of the other Party; and (ii) will not disclose the terms and conditions of this Agreement or the Confidential Information of the other Party to any other Third Party, unless otherwise required by Applicable Law or judicial or administrative process (in which case the provisions of Section 7.2.2 shall apply), without the other Party’s prior written consent. Notwithstanding the foregoing, each Party (and its respective Affiliates) shall be permitted to disclose any terms of this Agreement to the extent required in connection with its filings with the Securities and Exchange Commission or in compliance with the rules of any securities or listing requirement.

7.2 Permitted Disclosures.

7.2.1 Notwithstanding Section 7.1, each Party shall be permitted to disclose Confidential Information of the other Party, if such Confidential Information:

(i) is disclosed by a Party (or its Affiliates) to a Governmental Authority in order to maintain or obtain regulatory approval to manufacture and/or market Organon Product, but such disclosure may be only to the extent reasonably necessary to obtain such approvals;

(ii) is disclosed by the receiving Party (or its Affiliates) to agent(s), consultant(s), and/or other Third Parties who are performing obligations of the receiving Party or exercising rights granted to the receiving Party under this Agreement on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement;

(iii) is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; or

(iv) is disclosed in connection with a merger or acquisition of a given Party (or its Affiliate) or a divestiture of a portion of such Party’s business related to this Agreement (or a given Organon Product, as applicable), such Party shall have the further right to disclose the material financial terms of this Agreement (or such Organon Product, as applicable, to Third Parties involved in such merger or acquisition provided that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement.

7.2.2 In addition, if a Party is required by judicial or administrative process or Applicable Law to disclose Confidential Information that is subject to the non-disclosure provisions of Section 7.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process or as required by Applicable Law shall remain otherwise subject to the confidentiality and non-use provisions of Section 7.1, and the Party disclosing Confidential Information pursuant to law or court order or as required by Applicable Law shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

7.3 Equitable Relief with respect to Disclosure of Confidential Information. The Parties hereto acknowledge that: (i) it would be impossible to measure the damages that would be suffered by the other Party if a Party failed to comply with this Section 7; and (ii) in the event of any such failure, there might not be adequate remedy at law. Therefore, each Party hereto shall be entitled, in addition to any other rights or remedies that it may have, to obtain specific performance by the other Party of the obligations of this Section 7, to obtain immediate injunctive relief without having to post a bond. Neither Party hereto will urge, as a defense to any proceeding for such specific performance or injunctive relief, that the other Party has an adequate remedy at law.

7.4 Return of Confidential Information. Upon the written request of the disclosing Party, the receiving Party shall immediately either return to the disclosing Party, or destroy, all Confidential Information of the disclosing Party, in accordance with the instructions of the disclosing Party, including all notes, summaries, and translations that have been made regarding such Confidential Information, and all copies of the foregoing. In the event destruction is requested by the disclosing Party, the receiving Party shall certify such destruction in writing. Notwithstanding the foregoing, the receiving Party may retain a copy for purposes of exercising any licenses under this Agreement (including any licenses that survive the termination or expiration of this Agreement) and may archive one (1) copy of Confidential Information for purposes of demonstrating its compliance with this Agreement, subject to confidentiality requirements of this Agreement.

7.5 Data Privacy.

7.5.1 Interpretation. In this Section 7.5, (i) “Data Protection Law” means, all applicable laws, rules and regulations (ii) “Data Subject”, “Personal Data”, “Personal Data Breach” and “Processing” will be construed in accordance with the EU General Data Protection Regulation 2016/679, and (iii) “Covered Personal Data” means Personal Data provided to or made available by Organon to Merck in order for Organon to receive the Services and Expense Activities.

7.5.2 Description of Processing. The Processing of Covered Personal Data shall be for the duration of this Agreement, for the purpose of providing the Services and or Expense Activities, and include the following categories of Personal Data of current and former employees (including dependents), customers, suppliers, healthcare professionals, researchers, and business partners of Organon: (i) name and contact information; (ii) personal characteristics (e.g., gender, marital status, citizenship, passport number); (iii) financial data (including compensation details for employees, and transfers of value to healthcare professionals); (iv) employment history and status, including job applications and resumes of unsuccessful candidates; (v) information relating to family members and dependents; (vi) information related to benefits administration; (vii) information related to performing a clinical trial shared with regulatory authorities; and (viii) special categories of data such as health and disability details, religion/ethnicity details, criminal allegation/defense details.

7.5.3 Organon’s Obligations. Organon shall ensure that at all times, (i) Organon has a lawful basis to provide or make available Covered Personal Data to Merck, and (ii) Organon’s instructions to Merck in respect of Covered Personal Data comply with Applicable Law.

7.5.4 Additional Processing Terms. When Processing Covered Personal Data on behalf of Organon, Merck shall use Commercially Reasonable Efforts to: (i) only process Covered Personal Data on Organon’s written instructions unless required otherwise by Applicable Law; (ii) ensure that Merck personnel who have access to Covered Personal Data are subject to confidentiality obligations; (iii) implement and maintain technical and organizational measures designed to prevent a Personal Data Breach, and upon becoming aware of substantiated Personal Data Breach, Merck shall notify Organon without undue delay; (iv) taking into account the nature of the processing, at Organon’s cost and expense, assist Organon insofar as this is possible, to meet its obligations under Data Protection Law; and (v) upon request and at Organon’s cost and expense, make available information reasonably requested by Organon to demonstrate compliance with this Section 7.5, and allow for Organon to request an audit or inspection.

7.5.5 Cross-border Transfers. To the extent required by Applicable Law, the Standard Contractual Clauses in Schedule 5 shall apply to any transfer between Organon and Merck of Covered Personal Data from one jurisdiction to another (“International Transfer”). Without limiting Organon’s obligations under this Agreement, Organon shall, and shall procure that each Organon Affiliate shall, do all things reasonably necessary to ensure that any International Transfer complies with Applicable Law, including entering into any subsequent agreement(s) with Merck or a Merck Affiliate.

8. General Representations and Warranties; Disclaimer.

8.1 General Representations and Warranties. Each of Organon and Merck represents, warrants, covenants and agrees that, at all times during the Term, (i) it is a limited liability company duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) it is qualified or licensed to do business and in good standing in every jurisdiction where such qualification or licensing is required, (iii) it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, (iv) this Agreement has been duly executed and delivered by it, and (v) this Agreement constitutes the valid and binding obligations of it, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally, or general principles of equity.

8.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE SERVICES OR OTHERWISE, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT, ALL OF WHICH ARE HEREBY SPECIFICALLY AND EXPRESSLY EXCLUDED AND DISCLAIMED. FOR THE AVOIDANCE OF DOUBT, NOTHING CONTAINED IN THIS SECTION 8.2 SHALL OPERATE TO LIMIT OR INVALIDATE ANY REPRESENTATION OR WARRANTY CONTAINED IN THE SEPARATION AND DISTRIBUTION AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ALL THIRD PARTY SOFTWARE, SERVICES AND EXPENSE ACTIVITIES ARE PROVIDED BY MERCK “AS IS” WITHOUT ANY WARRANTY OF ANY KIND OTHER THAN THAT WHICH CAN BE PASSED THROUGH FROM THE APPLICABLE THIRD PARTY LICENSOR.

9. Indemnification.

9.1 By Organon. In addition to any other available remedies, Organon hereby agrees to indemnify, defend and hold harmless Merck and its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Merck Indemnitees”) from and against all Third Party Damages based on a Third Party Claim imposed on, incurred by or asserted against any of Merck

Indemnitees arising out of or relating to (i) Merck’s provision of Services or Expense Activities to Organon in accordance with the terms of this Agreement and that are not proximately caused by the gross negligence, fraud or willful misconduct of Merck or its Affiliates or Subcontractors, or (ii) failure by Organon to comply with its obligations under this Agreement.

9.2 Procedure. Merck will notify Organon of any demand by Merck for indemnification from Organon that is based on any Third Party Claim and provide Organon with copies of any papers served on Merck relating to that Third Party Claim, but Merck’s failure to provide or delay in providing that notice or those copies will not release Organon from its obligations under Section 9.1, except to the extent that the failure or delay materially prejudices Organon. Organon has the exclusive right to conduct the defense of any such Third Party Claim and any negotiations for its settlement, except that (i) Organon may not enter into any compromise or settlement unless Merck consents to such compromise or settlement, which consent shall not be unreasonably withheld or delayed, and which consent shall be deemed given with respect to any compromise or settlement relating solely to the payment of money damages if such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Merck Indemnitees of a release from all liability in respect of such claim, (ii) Merck may participate at its expense in Organon’s defense of or settlement negotiations for any Third Party Claim with counsel of Merck’s own selection, and (iii) Merck may, at its option and Organon’s expense, and on prior written notice to Organon, conduct the defense of and any settlement negotiations for any Third Party Claim in place of Organon if Organon fails to promptly defend the Third Party Claim as required in this Article 9. At Merck’s request and Organon’s expense, and in addition to Organon’s other obligations under this Agreement, Organon shall assist Merck with the defense of any Third Party Claim for which Merck conducts the defense under this Article 9.

9.3 Damages. EXCEPT FOR A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OR INDIRECT OR CONSEQUENTIAL LOSSES, OR FOR ANY LOSS OF REVENUES OR LOST PROFITS (WHETHER DIRECT OR INDIRECT), IN EACH CASE OF ANY KIND, NATURE OR DESCRIPTION WHATSOEVER SUFFERED OR INCURRED BY SUCH PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR AS A RESULT OF ANY ACTIVITIES HEREUNDER, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.3 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OF MERCK OR OBLIGATIONS OF ORGANON WITH RESPECT TO ANY THIRD PARTY CLAIMS UNDER SECTION 9.1.

9.4 Liability Cap. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE TOTAL AND AGGREGATE LIABILITY OF MERCK (AND ITS AFFILIATES) ARISING OUT OF, OR OTHERWISE IN CONNECTION WITH, THIS AGREEMENT (INCLUDING BREACH OF CONTRACT, TORT, INDEMNITY, OR OTHERWISE) SHALL NOT EXCEED SIX MILLION DOLLARS ($6,000,000).

10. Audit Rights.

10.1 Merck shall, and shall cause its Affiliates to, prepare and maintain the Records and any records relating to the payment of Expenses pursuant to Article 3, which shall be open to inspection and subject to audit and/or reproduction, during normal working hours, by an independent accounting firm or other appropriate Third Party representative selected by Organon, and reasonably acceptable to Merck (including entering into a reasonably acceptable confidentiality agreement), for (x) evaluation and verification of the provision of each Service, but, for the avoidance of doubt, not the Service Fee or associated cost of each Service, hereunder by Merck in accordance with the applicable section of the Transition Services Schedule (excluding the Service Fee) with respect to the Records; and (y) evaluation and verification of the accuracy of any Expenses paid pursuant to Article 3 with respect to any records relating to the payment of Expenses pursuant to Article 3; provided, however, that such right to conduct such audits and inspections and/or reproduction shall not occur (i) more frequently than one (1) time per Calendar Year, and (ii) with respect to such audits and inspections relating to any Expenses paid pursuant to Article 3, no later than the Calendar Year following the Calendar Year in which such Expense was paid, unless Organon has reasonable cause to believe that Merck is not complying with this Agreement.

10.2 The accounting firm or other Third Party representative shall have access to Merck’s facilities and shall be provided adequate and appropriate work space, in order to conduct audits in compliance with this Section 10.1. Organon shall give Merck at least forty-five (45) days’ prior notice of intent to audit. The accounting firm or other Third Party representative shall have access to the Records and any records relating to the payment of Expenses pursuant to Article 3 and Merck shall preserve the Records and any records relating to the payment of Expenses pursuant to Article 3 for a period of two (2) years following the date the Records and any records relating to the payment of Expenses pursuant to Article 3 were created, or for such longer period as may be required by Applicable Laws.

10.3 The right to audit and/or inspect the Records pursuant to this Article 10 shall terminate with respect to each Service to be provided by Merck under this Agreement on the applicable Service Termination Date. The right to audit and/or inspect any records relating to the payment of Expenses pursuant to Article 3 pursuant to this Article 10 shall terminate with respect to each such Expense at the end of the Calendar Year following the Calendar Year in which such Expense was paid by Organon to Merck.

10.4 If an audit, inspection or examination of any records relating to the payment of Expenses pursuant to Article 3 conducted in accordance with this Article 10 discloses overcharges (of any nature) by Merck to Organon or undercharges (of any nature), any undisputed adjustments and/or payments to Organon shall be made by Merck or Organon, as applicable, within a reasonable amount of time not to exceed ninety (90) days from presentation of Organon’s findings to Merck.

10.5 Organon shall bear all costs and expenses incurred by Organon in connection with any such audit or inspection; provided, however, that if any such audit or inspection correctly identifies any overcharges (of any nature) that are the fault of Merck in excess of the greater of (i) five percent (5%) of the amount actually payable by Organon and (ii) $500,000, then in such case Merck shall reimburse Organon for all reasonable out-of-pocket costs incurred by Organon in connection with such audit or inspection.

11. Financial Controls.

11.1 During the Term, and until financial statements have been filed for the fiscal year following the end of the Term, Organon shall have the right once (and only once) per each fiscal quarter of Merck, subject to mutual agreement of an annual audit calendar, agreement by either party not to be unreasonably withheld at its own cost and expense, itself and/or through a designated third party auditor(s) selected by Organon, and reasonably acceptable to Merck, upon at least thirty (30) days advance written notice to Merck or any of its Affiliates and during Merck’s regular business hours and subject to Merck’s reasonable policies and procedures, to audit and inspect Information and processes and information technology systems, including internal audit reports, solely as such Information and reports relate to the Services and Expense Activities hereunder, solely (i) as necessary for Organon and its Affiliates to verify the accuracy of internal controls over information technology, reporting of financial data and related processes employed in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or (ii) as required to enable Organon and its Affiliates and their respective accounting firm to complete an audit or review of their respective financial records and data; provided that, in each case, (x) such access shall not unreasonably interfere with any of the business or operations of Merck or any of its Affiliates or any audit or review of the consolidated financial statements of Merck or any of its Affiliates for any fiscal year or fiscal quarter and (y) in the event that Merck determines that providing such access would violate any Applicable Law or agreement or waive any attorney-client or similar privilege, then Merck and Organon shall use commercially reasonable efforts to permit such access in a manner that avoids any such consequence.

11.2 Organon shall be responsible for its employees’ and representatives’ compliance with the confidentiality and Security provisions of this Agreement in connection with any such access to such Information. Any control remediations resulting from Organon’s audit of such Information pursuant to this Section 11 that are applicable to Merck shall not be charged to Organon; provided, however, that if there are differences in materiality that require additional work for Merck to maintain controls for Organon at a lower level of precision, any costs incurred by Merck in connection with such maintenance shall be charged to Organon as Expenses, which shall be calculated in accordance with the principles set forth on Schedule 2, or, if applicable, such additional work will treated as an Additional Service or a change in scope to an existing Service.

11.3 Merck shall notify Organon of changes in vendors providing Services only in the instance that the change in vendor impacts (i) the process or Service being provided, (ii) the configuration of the system used in the process, or (iii) the output provided by the process. In addition, Merck shall notify Organon of changes in any vendors for SOX systems or for which Organon requires SOC1 reports.

12. Miscellaneous.

12.1 Independent Contractor.

12.1.1 In the performance of Merck’s obligations under this Agreement, Merck shall at all times act as and be deemed an independent contractor. Nothing in this Agreement shall be construed to render Merck or any of its employees, agents, or officers, as an employee, joint venture, agent, or partner of Organon. Merck is not authorized to assume or create any obligations or responsibilities, express or implied, on behalf of or in the name of Organon. It is understood that the employees, methods, facilities, and equipment of Merck shall at all times be under Merck’s exclusive direction and control.

12.1.2 In the performance of Organon’s obligations under this Agreement, Organon shall at all times act as and be deemed an independent contractor. Nothing in this Agreement shall be construed to render Organon or any of its employees, agents, or officers, as an employee, joint venture, agent, or partner of Merck. Organon is not authorized to assume or create any obligations or responsibilities, express or implied, on behalf of or in the name of Merck. It is understood that the employees, methods, facilities, and equipment of Organon shall at all times be under Organon’s exclusive direction and control.

12.2 Force Majeure. No Party shall be liable for a failure or delay in performing any of its obligations under this Agreement (except for the payment of money) if, but only to the extent that, such failure or delay is due to causes beyond the reasonable control of the affected Party, including: (i) acts of God; (ii) fire or explosion (except to the extent caused by the negligence or willful misconduct of the affected Party); (iii) unusually severe weather; (iv) war, invasion, riot or other civil unrest; (v) governmental laws, orders, restrictions, actions, embargoes, or blockages; (vi) national or regional emergency; (vii) injunctions, strikes, lockouts, labor trouble, or other industrial disturbances; and (viii) shortage of supply of non-commodity materials on a global basis (each, a “Force Majeure Event”); provided that the Party affected shall promptly notify the other of the Force Majeure Event and shall exert reasonable efforts to eliminate, cure, or overcome any such causes and to resume performance of its obligations as soon as practicable.

12.3 Governing Law; Dispute Resolution.

12.3.1 This Agreement shall be construed and governed under and in accordance with the laws of the State of New York, without giving effect to the principle of conflict of laws thereof.

12.3.2 All disputes between the Parties that may arise under this Agreement shall be resolved in accordance with the dispute resolution process applicable to such disputes set forth in the Separation and Distribution Agreement.

12.4 No Waiver. Any Party’s failure to enforce any of the terms or conditions herein or to exercise any right or privilege pursuant hereto, or any Party’s waiver of any breach under this Agreement, shall not be construed to be a waiver of any other terms, conditions, or privileges, whether of a similar or different type.

12.5 Assignment.

12.5.1 Neither this Agreement nor any of the Services or Expense Activities hereunder may be assigned, in whole or in part, whether by operation of law or otherwise (however structured), without the prior written consent of the other Party; provided, however, that

(i) a Party shall have the right, without the prior consent of the other Party, to assign this Agreement, in whole or in part, to any Affiliate of such Party; and

(ii) a Party shall have the right, without the prior consent of the other Party, to assign this Agreement, in whole, to any Third Party in connection with a sale of all or substantially all of the assets of such Party to which this Agreement relates whether by merger, sale of stock, sale of assets or other similar transaction (including by operation of Applicable Law), in each case upon prior written notice to the other Party.

12.5.2 Any permitted assignee shall assume all obligations of its assignor under this Agreement; provided, however, that in the event of an assignment to an Affiliate, the assignor Party shall remain as principal obligor for all or any obligations and liabilities assigned to such Affiliate under the terms of this Agreement. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party has hereunder as of the time of such assignment. Any other attempted assignment of this Agreement in violation of this Section 12.5 shall be null and void.

12.5.3 The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns

12.6 Severability. If any provision of this Agreement is found invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall continue in full force and effect. The Parties shall negotiate in good faith to substitute a valid, legal, and enforceable provision that reflects the intent of such invalid or unenforceable provision.

12.7 Notices.

12.7.1 The term “notice” as used throughout this Agreement, shall mean written notice, except where specifically provided herein to the contrary. Notice shall be delivered by (i) certified mail, return receipt requested (or the equivalent); (ii) hand delivery with receipt acknowledged; or (iii) overnight courier service that provides a delivery receipt. Notices shall be delivered to the following addresses or to such other address or person as a Party may specify by notice given in accordance with this Section 12.7.1.

If to Merck:

MSD International GmbH

Weystrasse 20

6006 Lucerne 6

Switzerland

With a copy to:

Merck Sharp & Dohme Corp.

One Merck Drive Whitehouse Station, NJ, 08889

Attention: Sunil Patel, SVP, Business Development

If to Organon:

Organon LLC

30 Hudson St, 33rd floor

Jersey City, NJ 07302

E-mail: secretaryoffice@organon.com

12.7.2 Notice given in accordance with Section 12.7.1 shall be deemed delivered when received, or upon refusal of receipt.

12.8 Cumulative Remedies. Except as otherwise expressly set forth herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy available under the terms of this Agreement or otherwise available at law or in equity.

12.9 Entire Agreement/Amendments; Conflicts.

12.9.1 This Agreement, together with all Schedules and attachments hereto, and the other Transaction Documents, constitutes the entire agreement between the Parties hereto and shall supersede and take the place of any and all agreements, documents, minutes of meetings, or letters concerning the subject matter hereof that may, prior to the Effective Date, be in existence. This Agreement may only be amended by a statement in writing to that effect signed by duly authorized representatives of Organon and Merck.

12.9.2 The intent of this Agreement is to include items necessary for the proper execution and completion of the performance under this Agreement. The documents comprised by this Agreement are complementary, and what is required by any one shall be as binding as if required by all.

12.9.3 Except as set forth in Section 3.10 or as otherwise set forth in Section 12.9.4, in the event of any conflict or inconsistency between the terms of the Separation and Distribution Agreement (or any other agreements entered into between Merck Parent (or any of its Affiliates) and Organon (or any of its Affiliates) in connection with the Separation) and the terms of this Agreement, the terms of this Agreement shall govern with respect to the subject matter hereof.

12.9.4 A number of local country agreements have been or are being entered into prior to or on the Effective Date between the Parties and their respective Affiliates with respect to the provision of Services in anticipation of the Separation, including Interim Services Agreements, Interim Operating Agreements, Deferred Market Agreements, Schedule 5 of this Agreement, and other local agreements with respect to Services (each, a “Local Services Agreement”). The integration of such Local Services Agreements and this Agreement are addressed in this Section 12.9.4:

(i) This Agreement shall supersede each Interim Services Agreement with respect to the provision of Services performed pursuant to such Interim Services Agreement. To the extent there are any inconsistencies between this Agreement and any Interim Services Agreement relating to such Services, this Agreement shall control.

(ii) To the extent that there are any inconsistencies between this Agreement and any Interim Operating Agreement, or to the extent that an Interim Operating Agreement expressly states that such Interim Operating Agreement controls, the Interim Operating Agreement shall control. In particular, the appointment of a Party or its Affiliate as agent of the other Party or its Affiliate pursuant to an Interim Operating Agreement shall not be superseded by Section 12.1 of this Agreement.

(iii) To the extent that there are any inconsistencies between this Agreement and any Deferred Market Agreement, or such Deferred Market Agreement expressly states that such Deferred Market Agreement controls, the Deferred Market Agreement shall control. In particular, the appointment of a Party or its Affiliate as agent of the other Party or its Affiliate pursuant to a Deferred Market Agreement shall not be superseded by Section 12.1 of this Agreement.

(iv) To the extent there are any inconsistencies between this Agreement and Schedule 5 of this Agreement as it relates specifically to data privacy issues addressed in Schedule 5, Schedule 5 shall control; provided however that the overall liability cap set forth in Section 9.4 of this Agreement continues to apply and shall control with respect to any activity under Schedule 5.

(v) To the extent that there are any inconsistencies between this Agreement and any Local Services Agreement other than addressed in Sections 12.9.4(i) through (iv), this Agreement shall control unless such Local Services Agreement expressly states that such Local Services Agreement controls, in which case such Local Services Agreement shall control.

12.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall for all purposes be deemed an original and all of which together shall constitute one and the same instrument. In addition, this Agreement may be executed by facsimile or “PDF” and such facsimile or “PDF” signature shall be deemed to be an original.

12.11 Headings. The headings assigned to the Articles and Sections of this Agreement are for convenience only and shall not limit the scope and applicability of the Articles and Sections.

12.12 Further Assurances. Each Party agrees to execute such further papers, agreements, documents, instruments and the like as may be necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

12.13 English Language. If there exist versions of this Agreement, or any Schedules, attachments or any amendments hereto or thereto, in any language other than English,

the binding version of all of the foregoing shall be the English version, except as otherwise required by the Applicable Laws. All notices and other written documentation provided by a Party to the other Party under this Agreement shall be in English, unless otherwise agreed to by the parties.

12.14 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Third Party, any rights, remedies, obligations or liabilities.

12.15 Interpretation. In this Agreement, unless otherwise specified, (i) “includes” and “including” and words of similar import shall mean includes and including without limitation; (ii) words denoting any gender shall include all genders; (iii) words denoting the singular shall include the plural and vice versa; (iv) the Exhibits, Schedules, Addenda and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits, Schedules, Addenda and attachments; (v) the word “or” is disjunctive but not necessarily exclusive; (vi) references to “Articles”, “Sections” and “subsections” in this Agreement shall be to Articles, Sections and subsections respectively, of this Agreement unless otherwise specifically provided; (vii) references to any Articles or Sections include Sections and subsections that are part of the reference Article or Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2”, and references to “Article 2” or “Section 2.2” would refer to material contained in the subsection described as “Section 2.2(a)”); and (viii) “herein,” hereby,” “hereunder,” “hereof,” “hereto” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. Words and abbreviations that have known or technical trade meanings are used in this Agreement in accordance with such recognized meanings.

12.16 Use of Affiliates. Either Party shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates, provided that such Party shall remain solely responsible for the acts, omissions and performance of such Affiliate as if such acts, omissions and performance had been provided by such Party itself under this Agreement. In addition, in each case where a Party’s Affiliate has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement: (i) such Party shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement; and (ii) any breach of the terms or conditions of this Agreement by such Affiliate shall be deemed a breach by such Party of such terms or conditions.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

ORGANON:

ORGANON LLC

By:	/s/ Joseph Promo
Name:	Joseph Promo
Title:	Treasurer

MERCK:

MSD INTERNATIONAL GMBH

By:	/s/ Franz Escherich
Name:	Franz Escherich
Title:	Director

[Signature Page to Merck To Organon Transition Services Agreement]